CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and among
TRIARCO INDUSTRIES, INC.,
REED COMPANY, L.L.C.,
RODGER R. ROHDE, SR., RODGER R. ROHDE, JR., and
CHRISTOPHER J. ROHDE,
INNOPHOS ACQUISITION, LLC
and
INNOPHOS, INC.
Dated as of December 31, 2012

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

Section 1.01	Certain Defined Terms 1

Section 1.02	Definitions 9

Section 1.03	Interpretation and Rules of Construction 10
ARTICLE II

PURCHASE AND SALE

Section 2.01	Purchase and Sale of Acquired Assets 11

Section 2.02	Excluded Assets 12

Section 2.03	Assumption of Liabilities 13

Section 2.04	Excluded Liabilities 14

Section 2.05	Seller Parties to Pay Excluded Liabilities 15

Section 2.06	Further Assurances; Non-Assignable Assets 15

Section 2.07	Purchase Price 16

Section 2.08	Closing 17

Section 2.09	Closing Deliveries by the Seller Parties 17

Section 2.10	Closing Deliveries by the Purchaser Parties 19

Section 2.11	Real Estate Closing Costs 19

Section 2.12	Purchase Price Adjustment 20

Section 2.13	Post-Closing Taxes 22
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Section 3.01	Organization, Authority and Qualification of the Company and the Subsidiary 22

Section 3.02	No Conflict 23

Section 3.03	Governmental Consents and Approvals 23

Section 3.04	Financial Information 24

Section 3.05	Absence of Undisclosed Material Liabilities 24

Section 3.06	Conduct in the Ordinary Course 24

Section 3.07	Litigation 25

Section 3.08	Compliance with Laws 25

Section 3.09	Environmental Matters 26

Section 3.10	Intellectual Property 26

Section 3.11	Real Property 27

Section 3.12	Employee Benefit Matters 29

Section 3.13	Taxes 31

Section 3.14	Material Contracts 32

Section 3.15	Title to, and Sufficiency of, Assets 34

Section 3.16	Insurance 34

Section 3.17	Permits 34

Section 3.18	Employee Matters 35

Section 3.19	Affiliate Transactions 36

Section 3.20	Customers and Suppliers 36

Section 3.21	Absence of Corrupt or Unauthorized Payments, and Maintenance of Books and Records; Antitrust 36

Section 3.22	Brokers, Finders, Etc 37

Section 3.23	Investment Purpose; Investment Sophistication 37

Section 3.24	Disclaimer of the Company 38

Section 3.25	Purchaser Parties Entitled to Reliance 38

Section 3.26	No Knowledge of Material Breach of Representation by Purchaser Parties 38
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Section 4.01	Authority and Qualification of the Stockholders 39

Section 4.02	Ownership of Shares 39

Section 4.03	No Conflict 39

Section 4.04	Governmental Consents and Approvals 39

Section 4.05	Brokers and Financial Advisors 40

Section 4.06	Disclaimer of the Stockholders 40

Section 4.07	Purchaser Parties Entitled to Reliance 40

Section 4.08	No Knowledge of Material Breach of Representation by Purchaser Parties 40
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Section 5.01	Organization and Authority of the Purchaser and Purchaser Parent 41

Section 5.02	No Conflict 41

Section 5.03	Governmental Consents and Approvals 42

Section 5.04	Financing 42

Section 5.05	Litigation 42

Section 5.06	Brokers 42

Section 5.07	SEC Filings; Financial Statements 42

Section 5.08	Interim Operations of Purchaser 43

Section 5.09	Acknowledgement 43

Section 5.10	No Knowledge of Material Breach of Representation by Seller Parties or Stockholders 43
ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01	Access to Information 43

Section 6.02	Confidentiality; Exclusivity; Noncompetition 44

Section 6.03	Release by Stockholders 45

Section 6.04	Further Action 46

Section 6.05	Covenant With Respect to Paterson Properties 46

Section 6.06	Name Change 46

Section 6.07	Acknowledgement of IP Assignment 46

Section 6.08	Conduct of Business by Seller Following Closing; Capitalization of Seller 47

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01	Employment Transition 47

Section 7.02	2012 Profit Sharing Contributions 48

Section 7.03	[Intentionally Omitted] 48

Section 7.04	Avoidance of Double-Withholding Taxes 48

Section 7.05	Continuation Coverage 48

Section 7.06	WARN Act 49

Section 7.07	Transfer of Health and Welfare Plans 49

Section 7.08	401(k) Plan 49
ARTICLE VIII

TAX MATTERS

Section 8.01	Conveyance Taxes 50

Section 8.02	Allocation of Straddle Period Taxes 50

Section 8.03	Straddle Period Tax Filings 50

Section 8.04	Allocation of Purchase Price 51

Section 8.05	Cooperation and Exchange of Information 51

Section 8.06	Miscellaneous 52
ARTICLE IX

INDEMNIFICATION

Section 9.01	Survival of Representations and Warranties 52

Section 9.02	Indemnification by the Seller Parties and Stockholders 52

Section 9.03	Indemnification by the Purchaser Parties 53

Section 9.04	Limits on Indemnification 53

Section 9.05	Notice of Loss; Third Party Claims 54

Section 9.06	Indemnification Procedures for Non-Third Party Claims 55

Section 9.07	Payment 56

Section 9.08	Additional Indemnification Terms 57

Section 9.09	Remedies 57
ARTICLE X

GENERAL PROVISIONS

Section 10.01	Expenses 57

Section 10.02	Notices 58

Section 10.03	Public Announcements 58

Section 10.04	Severability 59

Section 10.05	Entire Agreement 59

Section 10.06	Assignment 59

Section 10.07	Amendment 59

Section 10.08	Waiver 59

Section 10.09	No Third Party Beneficiaries 59

Section 10.10	Currency 60

Section 10.11	Governing Law 60

Section 10.12	Waiver of Jury Trial 60

Section 10.13	Counterparts 60

Section 10.14	Specific Performance 60
EXHIBITS
Exhibit A-1    Indemnification Escrow Agreement
Exhibit A-2    Working Capital Escrow Agreement
Exhibit B    Form of Incentive Compensation Agreement
Exhibit C    Form of Bill of Sale
Exhibit D    Form of Assignment and Assumption Agreement
Exhibit E    Paterson Leases
Exhibit F    Form of Offer Letter
Exhibit G    Allocation Principles

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2012, by and among Triarco Industries, Inc., a Delaware corporation (the “Company”), Reed Company, L.L.C., a New Jersey limited liability company (the “Subsidiary” and, collectively with the Company, the “Seller Parties”), Rodger R. Rohde, Sr., Rodger R. Rohde, Jr., and Christopher J. Rohde (collectively, the “Stockholders”), Innophos Acquisition, LLC, a Delaware limited liability company (the “Purchaser”), and Innophos, Inc., a Delaware corporation (the “Purchaser Parent” and, together with Purchaser, the “Purchaser Parties”).
WHEREAS, the Company and the Subsidiary are engaged in the business of the production, research, development, sales, marketing and distribution of Products to (i) manufacturers, customers and distributors for further manufacturing or processing (not merely consisting of packaging and/or labeling) at various locations in the United States or Other Countries, or (ii) distributors at various locations in the United States or Other Countries selling to parties identified in the preceding clause (i) (the “Business”);
WHEREAS, the Subsidiary is a wholly-owned subsidiary of the Company;
WHEREAS, the Stockholders are the sole stockholders of the Company;
WHEREAS, the Purchaser is a wholly-owned subsidiary of the Purchaser Parent;
WHEREAS, the Seller Parties desire to sell, transfer, convey, deliver and assign to the Purchaser Parties, and the Purchaser Parties desire to purchase and acquire from the Seller Parties, all of the Seller Parties’ right, title and interest in and to the Acquired Assets (as defined herein) and the Purchaser Parties desire to assume the Assumed Liabilities (as defined herein), in each case upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:
Article I

DEFINITIONS
Section 1.01    Certain Defined Terms. For purposes of this Agreement:
“2012 Annual Bonuses” means, with respect to a particular Transferred Employee, the amount set forth as that Transferred Employee’s respective “2012 Bonus” on Section 3.18(c) of the Disclosure Schedule; provided that the 2012 Annual Bonus with respect to each Stockholder shall be deemed equal to zero ($0).

“2012 Profit Sharing Contribution” means, with respect to a particular Transferred Employee, an amount equal to five percent (5%) of that Transferred Employee’s respective “2012 Base” on Section 3.18(c) of the Disclosure Schedule; provided that if a particular Transferred Employee is a non-participant in the Triarco Industries, Inc. Employees’ Profit Sharing Plan immediately prior to the Closing, then that Transferred Employee’s respective 2012 Profit Sharing Contribution shall be zero ($0), and provided, further, that the 2012 Profit Sharing Contribution with respect to each Stockholder shall be deemed equal to zero ($0).
“Action” means any claim, action, suit, arbitration, inquiry, charge, grievance, criminal prosecution, audit (other than regular audits of financial statements by outside auditors), inspection, proceeding, investigation or written demand by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Ancillary Agreements” means the Indemnification Escrow Agreement, the Working Capital Escrow Agreement, the Incentive Compensation Agreements, the Bills of Sale, the Assignment and Assumption Agreements, the Paterson Leases and all other documents, instruments, agreements and certificates required or contemplated hereby.
“Bank” means Sovereign Bank.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
“Confidential Information” means any and all information concerning or related to the Business, the Acquired Assets and the Assumed Liabilities, including any and all confidential or proprietary business information and trade secrets, whether obtained by the Person in question before, on or after the Closing; provided, however, that with respect to any Person bound by the provisions of Section 6.02(a), Confidential Information shall not include any of the foregoing to the extent that it (a) is or becomes available to the public other than as a result of a disclosure by such Person or its Affiliates or representatives or (b) becomes available to such Person on a nonconfidential basis from another Person who is not otherwise bound by a confidentiality agreement.
“Confidentiality Requirements” means, with respect to a Person to whom confidential or proprietary information of the Purchaser or its Affiliates or the Seller Parties or their Affiliates, as the case may be, is disclosed in connection with a determination or dispute, that the Person shall be required, as a condition to the provision of that information, to: (a) execute and comply with a nondisclosure agreement in mutually-agreed-upon form that protects the confidentiality of such information; and (b) require any of its consultants, accountants or advisors with whom it consults regarding such information to execute and be bound by a nondisclosure agreement affording equivalent protection to such information; in each case with the Person being fully liable to Purchaser and its Affiliates or the Seller Parties or their Affiliates, as applicable, for any unauthorized use or disclosure of the information contained in such books and records.
“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Conveyance Taxes” means any sales, use, transfer, value added, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, and delivered by the Seller Parties to the Purchaser Parties in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or other monetary encumbrance, other than any licenses of Intellectual Property.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment and all United States common law, in each case in effect as of the date hereof, relating to pollution, protection of the environment and/or contamination and discharges or releases of Hazardous Materials into the environment.
“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost, cleanup and removal costs (including the cost of any investigation, testing, compliance, remediation or remedial action relating to an indemnifiable claim), consequential damages (to the extent indemnifiable under this Agreement or resulting from fraud on the part of the Purchaser Parties, the Selling Parties or the Stockholders, respectively), natural resource damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Acquired Assets or to this Agreement or its subject matter.
“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA Affiliate” means each Person that is treated as a single employer with the Company for purposes of Section 414 of the Code.
“Escrow Agent” means JPMorgan Chase Bank, NA.
“Estimated Qualified Net Working Capital” means a good faith estimate of the Qualified Net Working Capital as of the close of business on the day before the Closing Date as prepared by the Company and in consultation with the Purchaser, and delivered to the Purchaser Parties at Closing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fundamental Confidential Information” of a Person means each of the following, in each case to the extent that the Person has customarily kept that information confidential in the ordinary course of its business: (i) sales, marketing and customer pricing information of that Person that is not more than ten (10) years old; (ii) product formulations of that Person’s products and (iii) proprietary manufacturing processes and proprietary technical knowledge and know-how relating to the manufacture of that Person’s products.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“Governmental Authority” means any federal, state, local or foreign or other government, governmental, regulatory, or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Material” means (a) any petroleum, petroleum products, compounds, constituents, by-products or breakdown products, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead in any form or combination, mold or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law or for which Liability may arise pursuant to any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indemnification Escrow Account” means the escrow account established pursuant to the Indemnification Escrow Agreement with the Escrow Agent into which the Indemnification Escrow Amount is deposited at Closing.
“Indemnification Escrow Amount” means [*****].

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means the Seller Parties pursuant to Section 9.02 and the Purchaser Parties pursuant to Section 9.03, as the case may be.
“Independent Accounting Firm” means an independent accounting firm of international reputation mutually acceptable to the Seller Parties and the Purchaser Parties.
“Initial Cash Purchase Price” means Forty-Four Million Seven Hundred Eighty-Six Thousand Five Hundred Thirty-Six Dollars ($44,786,536).
“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.
“IRS” means the Internal Revenue Service.
“Knowledge” means (a) with respect to the Company, the actual knowledge of the Persons listed on Section 1.01(b) of the Disclosure Schedule as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), that should be known to such Persons in the reasonable exercise of their respective duties in the ordinary course and (b) with respect to the Purchaser Parties, the actual knowledge, of the Persons listed on Section 1.01(c) of the Disclosure Schedule as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), that should be known to such Persons in the reasonable exercise of their respective duties in the ordinary course.
“Law” means any federal, state or foreign law (including common law), ordinance, regulation, license, rule, code or order.
“Leased Real Property” means the real property leased by the Company or the Subsidiary, in each case, as tenant, together with, to the extent leased by the Company or the Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Liabilities” means any and all debts, liabilities and obligations, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any occurrence, circumstance or change that, individually or together with any other occurrence, circumstance or change, is, or would reasonably be expected to (i) be materially adverse to the assets, liabilities, the consolidated results of operations or the consolidated financial condition of the Business, taken as a whole, or (ii) prevent or materially delay the ability of the Seller Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following occurrences, circumstances or changes, either alone or in combination, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) events, circumstances, changes or effects that generally affect the industries in which the Business operates (including legal and regulatory changes) and that do not have a disproportionate impact on the Business relative to other businesses in the industries in which the Business operates; (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally and that do not have a disproportionate impact on the Business relative to other businesses in the industries in which the Business operates; (c) any outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (d) changes in GAAP or Laws; (e) actions taken or omissions by the Seller Parties taken or omitted at the request of the Purchaser Parties; and (f) compliance with the terms and conditions of, or the taking of any action required by, this Agreement by the Seller Parties or the Purchaser Parties.
“Net Initial Cash Purchase Price” means the Initial Cash Purchase Price minus the cash portion of the Indemnification Escrow Amount, minus the Qualified Net Working Capital Escrow Amount, and minus the Payoff Amount.
“Non-Exacerbation Events” means (1) investigation, compliance or remediation actions taken by any Purchaser Party as required under Environmental Law or consistent with the policies and procedures of Purchaser and its Affiliates as amended from time to time as a result of changes in Environmental Law; (2) natural movement of any Hazardous Materials that arose from a Release (as that term is defined in the Paterson Leases) which occurred prior to the Closing; (3) the conduct by the Purchaser Parties of the Business, for a period of up to 90 days following the Closing, in a manner consistent with the manner in which it was conducted by the Seller Parties prior to the Closing and not inconsistent with applicable statutes and regulations; and (4) the conduct by the Purchaser Parties of lawful activities, to the extent permitted under Section 3.1(i) of the Paterson Leases, in the ordinary course of business; provided that nothing in this paragraph shall affect the obligations of Tenant (as that term is defined in the Paterson Leases) with respect to a Release of Hazardous Materials introduced by the Purchaser Parties after the Closing.
“Other Countries” means [*****].
“Owned Real Property” means the real property located at 88 Weiss Lane, Green Pond, South Carolina being more specifically described in Section 1.01(a) of the Disclosure Schedule attached hereto, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Paterson Properties” means the real properties located at 6 Morris Street, Paterson NJ and 8 Morris Street, Paterson NJ.
“Payoff Amount” means the aggregate amount set forth in the Payoff Letters.
“Permits” means any approvals, authorizations, certificates, franchises, licenses, permits or consents of all Governmental Authorities.
“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or with respect to which the Company or the Subsidiary, as applicable, is contesting the validity or amount thereof in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any Subsidiary, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Acquired Assets, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way and similar matters of record set forth in any state, local or municipal franchise of the Company and the Subsidiaries which do not materially interfere with the present use of the Acquired Assets, (e) matters which would be disclosed by an accurate survey or inspection of the Real Property which do not materially impair the occupancy or current use of such Real Property which they encumber and (f) those encumbrances set forth on Section 1.01(e) of the Disclosure Schedule.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Prior Real Property” means any Real Property previously, but not currently, owned or leased by the Company or the Subsidiary since the date on which the Stockholders became the sole stockholders of the Company.
“Products” means any natural ingredients or nutritional ingredients, including botanicals, botanical extracts, plant-derived enzymes, patented enzyme systems, instantized herbal teas and organically-bound minerals for customer applications supported by the Seller Parties in the last 5 years prior to the Closing Date, including without limitation any applications for neutraceuticals, topical creams or nutritional supplements.
“Qualified Closing Net Working Capital” means the Qualified Net Working Capital as of the close of business in New York, New York on the day immediately prior to the Closing Date.
“Qualified Current Assets” means, as of any date, all assets of the Company and the Subsidiary on a consolidated basis, that are of the type classified on and calculated pursuant to the requirements listed on the Financial Statements under the line items for “Accounts Receivable”, “Inventories”, and “Pre-Paid Expenses and other Current Assets”, in each case as determined in accordance with GAAP applied on a basis consistent with the Financial Statements but excluding: (i) cash and cash equivalents and (ii) any Tax assets.
“Qualified Current Liabilities” means, as of any date, all Liabilities of the Company and the Subsidiary, on a consolidated basis, as of the close of business on the day immediately prior to the Closing Date, that are of the type classified on and calculated pursuant to the Financial Statements under the line items for “Accounts Payable” and “Accrued Expenses”, in each case as determined in accordance with GAAP applied on a basis consistent with the Financial Statements; but excluding (i) any Tax Liabilities; (ii) the 2012 Annual Bonuses; and (iii) the 2012 Profit Sharing Contribution.
“Qualified Net Working Capital” means, as of any date, all Qualified Current Assets minus all Qualified Current Liabilities as of such date.
“Qualified Net Working Capital Escrow Amount” means [*****].
“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.
“Reference Statement Date” means December 31, 2011.
“Retention Agreements” means the retention agreements set forth on Section 1.01(d) of the Disclosure Schedules.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Stock Consideration” means Twenty-One Thousand Two Hundred Fifty-Three (21,253) shares of common stock, par value $.001 per share, of Innophos Holdings, Inc., which represents the number of shares equal to the quotient of One Million Dollars ($1,000,000) divided by the volume-weighted average of the per share trading prices of the common stock of Innophos Holdings, Inc. as reported through Bloomberg (based on all trades in common stock of Innophos Holdings, Inc. and not an average of daily averages) for the twenty (20) consecutive full trading days ending on December 26, 2012.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means Reed Company LLC.
“Tax” or “Taxes” means any and all taxes, charges, fees, duties, levies or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority.
“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
“Wayne Lease” means that certain lease dated December 15, 2011 between 400 Hamburg Turnpike, LLC, as landlord, and the Company, as tenant for premises located in Wayne, New Jersey, as amended by the letter agreement dated October 19, 2012.
“Wayne Property” means the property leased by the Company pursuant to the Wayne Lease.
“Working Capital Escrow Account” means the escrow account established pursuant to the Working Capital Escrow Agreement with the Escrow Agent into which the Qualified Net Working Capital Escrow Amount is deposited at Closing.
Section 1.02    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Acquired Assets”	Section 2.01
“Affiliate Transaction”	Section 3.19
“Agreement”	Preamble
“Allocation Rules”	Section 8.04
“Allocation Schedule”	Section 8.04
“Applicable Noncompete Period”	Section 6.02(b)
“Assumed Contracts”	Section 2.01(b)
“Assumed Liabilities”	Section 2.03
“Basket”	Section 9.04(b)
“Business”	Recitals
“Cap”	Section 9.04(b)
“Closing”	Section 2.08
“Closing Date”	Section 2.08
“Company”	Preamble
“Company Intellectual Property”	Section 2.01(d)
“CW Downer”	Section 3.22
“Direct Claim”	Section 9.06

Definition	Location
“ERISA”	Section 3.12(a)
“Excluded Assets”	Section 2.02
“Excluded Liabilities”	Section 2.04
“FCPA”	Section 3.21(a)
“FDA”	Section 3.08(b)
“Final Qualified Net Working Capital”	Section 2.12(e)
“Financial Statements”	Section 3.04(a)
“Fixed Equipment Assets”	Section 2.01(c)
“Fundamental Warranties”	Section 9.01
“Incentive Compensation Agreement”	Section 2.09(d)
“Indemnification Escrow Agreement”	Section 2.07(a)(i)
“Innophos SEC Reports”	Section 5.07
“Interim Financial Statements”	Section 3.04(a)
“Leases”	Section 3.11(b)
“Loss”	Section 9.02
“Material Contracts”	Section 3.14(a)
“NJDEP”	Section 6.05
“Notice of Disagreement”	Section 2.12(b)
“Nonassignable Assets”	Section 2.06(b)
“Non-Hired Employee”	Section 7.01(a)
“Offer Letter”	Section 7.01(b)
“Ordinary Course Product Liabilities”	Section 3.14(c)
“Participant”	Section 7.08
“Paterson Leases”	Section 2.09(m)
“Payoff Letters”	Section 2.09(k)
“Plans”	Section 3.12(a)
“Property Taxes”	Section 8.02
“Purchase Order”	Section 2.01(e)
“Purchaser”	Preamble
“Purchaser Parent”	Preamble
“Purchaser Parties”	Preamble
“Purchase Price”	Section 2.07
“Purchaser Indemnified Party”	Section 9.02
“QNWC Shortfall”	Section 2.12(e)
“Releasees”	Section 6.03
“Releasors”	Section 6.03
“SEC”	Section 5.07
“Seller Indemnified Party”	Section 9.03
“Seller Parties”	Preamble
“Statement”	Section 2.12(a)
“Stockholders”	Preamble

Definition	Location
“Subsidiary”	Preamble
“Third Party Claim”	Section 9.05(b)
“Transferred Employee”	Section 7.01(a)
“WARN Act”	Section 3.18(d)
“Work Product”	Section 6.07
“Working Capital Escrow Agreement”	Section 2.07(a)(i)
Section 1.03    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)    references to a Person are also to its successors and permitted assigns; and
(h)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II

PURCHASE AND SALE
Section 2.01    Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parties shall grant, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase and accept from the Seller Parties, in each case free and clear of all Encumbrances other than Permitted Encumbrances, all of the Seller

Parties’ right, title and interest in, under and to the assets, properties and rights of the Seller Parties (other than the Excluded Assets), and including without limitation the following assets (all such assets, collectively, the “Acquired Assets”):
(a)    The Owned Real Property;
(b)    The contracts set forth or described on Section 2.01(b) of the Disclosure Schedule (the “Assumed Contracts”);
(c)    All fixtures and equipment, including spares, stores and consumables used in the maintenance or repair of equipment (the “Fixed Equipment Assets”);
(d)    All Intellectual Property, including all related goodwill, owned by or licensed to the Company or the Subsidiary (the “Company Intellectual Property”);
(e)    All open purchase orders (the “Purchase Orders”);
(f)    All Qualified Current Assets, including all inventory;
(g)    All prepayments, refunds, deposits (other than deposits in bank accounts), over-payments and prepaid expenses;
(h)    All of the Seller Parties’ books and records, including all operational, manufacturing and plant site documentation but excluding the books and records referenced in Section 2.02(i));
(i)    All owned computer hardware, all rights in leased computer hardware, and all software and related documentation (including source code, object code and systems documentation) and all rights in licensed software (to the extent that such licenses are freely assignable);
(j)    All websites, domain names and registrations therefor owned by the Company, except for and excluding the name “MuscleDog”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing;
(k)    All rights of the Seller Parties to claims, actions, causes of action, lawsuits, judgments, rights to setoff and demands against third parties relating to the Acquired Assets, the Assumed Liabilities or the Business, whether arising by way of counterclaim or otherwise, excluding rights under this Agreement or the other Ancillary Agreements.
(l)    The vehicles and vehicle leases listed on Section 2.01(l) of the Disclosure Schedule;
(m)    All Permits and any applications for Permits to the extent such Permits may be transferred under applicable Law;

(n)    All insurance policies of the Seller Parties and all rights to applicable claims and proceeds thereunder, other than the rights to claims and proceeds thereunder with respect to Excluded Liabilities;
(o)    All employee personnel files for the Transferred Employees;
(p)    The assets of Seller’s health and welfare plans to the extent contemplated under Section 7.07; and
(q)    The assets of the Seller Parties listed on Section 2.01(q) of the Disclosure Schedule;
Section 2.02    Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, the Seller Parties shall retain all of their right, title and interest in and to, and the Acquired Assets shall not include, the following assets and properties (collectively, the “Excluded Assets”):
(i)    All cash and cash equivalents, checkbooks and canceled checks, bank accounts and bank deposits;
(j)    The limited liability company interests of the Subsidiary;
(k)    The rights of the Seller Parties under this Agreement and the other Ancillary Agreements;
(l)    All insurance policies of the Seller Parties to the extent covering Excluded Liabilities, and all rights to applicable claims and proceeds thereunder to the extent covering Excluded Liabilities;
(m)    All Tax Returns and Tax planning methods and techniques of the Seller Parties, all Tax refunds and other Tax assets of the Stockholders and all Tax refunds and other Tax assets relating to the Acquired Assets for a Pre-Closing Tax Period;
(n)    All contracts, leases, agreements and other arrangements that are not Assumed Contracts;
(o)    All prepayments, refunds, deposits (other than deposits in bank accounts), over-payments and prepaid expenses to the extent related to any asset that is not an Acquired Asset;
(p)    Except to the extent related to the Acquired Assets, the Business or the Assumed Liabilities, all rights of the Seller Parties to claims, actions, causes of action, lawsuits, judgments, rights to setoff and demands against third parties for any period prior to the Closing, whether arising by way of counterclaim or otherwise;
(q)    The corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate or limited liability company organization of the Seller Parties, all employee-related or employee benefit-related files or records other than personnel files for the Transferred Employees, and any other books and records which the Seller Parties are prohibited from disclosing or transferring to the Purchaser Parties under applicable Law and are required by applicable Law to retain;
(r)    The name “MuscleDog”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing;
(s)    All assets relating to the Plans and any other employee benefit plan, program, arrangement or agreement; and
(t)    The assets of the Seller Parties listed on Section 2.02(l) of the Disclosure Schedule.
Section 2.03    Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, the Purchaser agrees, effective as of the Closing, to assume and to fully pay, discharge, satisfy and perform when due all Liabilities arising out of or relating to the Business or the Acquired Assets, excluding, in each case all of the Excluded Liabilities, (such assumed liabilities, the “Assumed Liabilities”), including the following:
(a)    All Liabilities arising under the Assumed Contracts;
(b)    All Liabilities (i) as of the Closing Date for accrued, unpaid and unused vacation, sick leave, holiday entitlements and other entitlements for paid time off to the extent set forth on Section 3.18(c) of the Disclosure Schedule and (ii) that arise after the Closing Date, relate to employee benefits, compensation or other arrangements for the benefit of Transferred Employees and do not arise or relate to any act or failure to act by a Seller Party on or prior to the Closing Date;
(c)    All Liabilities, whether based on breach of warranty or in negligence, strict liability, tort or otherwise, in respect of any and all products of the Business, and all Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims in respect of any and all products of the Business;
(d)    The Qualified Current Liabilities;
(e)    All Liabilities under the Purchase Orders; and
(f)    All Environmental Liabilities to the extent arising from any generation, transportation, disposition or release of Hazardous Materials by any Purchaser Party after the Closing; provided that notwithstanding anything to the contrary in this Agreement, no Non-Exacerbation Events shall, in and of themselves, be deemed to constitute generation, transportation, disposal or re-disposal, management, use or release of Hazardous Materials by any Purchaser Party after the Closing.
Section 2.04    Excluded Liabilities. The Purchaser Parties shall not assume or incur any Liabilities in respect of, and the Seller Parties and their Affiliates shall be bound by and liable for, and shall pay, discharge and perform when due, the following Liabilities (collectively, the “Excluded Liabilities”):
(a)    All Liabilities arising out of or relating to the Excluded Assets;
(b)    All Liabilities under or relating to any contract or agreement other than the Assumed Contracts;
(c)    All Liabilities of any of the Seller Parties to any Stockholder or any Affiliate of any Stockholder;
(d)    All Liabilities for borrowed money, including without limitation the mortgage loan facility and revolving loan facility with the Bank;
(e)    All Liabilities under the existing leases for the Paterson Properties (other than liabilities under the Paterson Leases referenced in Section 2.09(m));
(f)    Any Liabilities for: (i) Taxes imposed on or payable by the Stockholders; (ii) Taxes imposed on or payable by the Company or the Subsidiary for any taxable period that ends on or before the Closing Date; and (iii) with respect to a Straddle Period, Taxes payable with respect to the Acquired Assets or the Business for the portion of such Straddle Period ending on the Closing Date (as determined under Section 8.02); provided, however, that the Liabilities for Taxes described in this Section 2.04(f) do not include: (A) any Taxes resulting from any breach by the Purchaser or any of its Affiliates of any covenant or other agreement hereunder; (B) any Taxes resulting from the conduct of the Business by the Purchaser Parties with respect to any period beginning on or after the Closing Date; or (C) any Conveyance Taxes;
(g)    All Liabilities owed or payable to CW Downer in connection with the transactions contemplated by this Agreement;
(h)    All Liabilities relating to employee benefits, compensation or other arrangements (including severance, any employment agreement, any of the Retention Agreements or any Plan) with respect to any employee or consultant of the Seller Parties that arose on or prior to the Closing Date or arises after the Closing Date and relates to any act or failure to act by a Seller Party on or prior to the Closing Date, except for (i) the Liabilities described in Section 2.03(b) and (ii) as set forth in Section 7.07 (regarding certain health and welfare plans);
(i)    Any Liabilities arising from or relating to that certain Action filed by DSM Nutritional Products, LLC in the Superior Court of New Jersey, Civil Action L1928-12, or any of the facts, circumstances or Liabilities alleged therein, or any of the other Actions listed on Section 3.07 of the Disclosure Schedule;
(j)    All Environmental Liabilities relating to the Business, the Acquired Assets, the Owned Real Property, the Paterson Properties, the Wayne Property, any Prior Real Property, or any other real property in which the Seller Parties have or had any interest, including any Losses resulting from any matters referenced in Section 2.04(j) of the Disclosure Schedule; but excluding any Environmental Liability to the extent arising from any generation, transportation, disposal or re-disposal, management, use or release of Hazardous Materials by any Purchaser Party after the Closing; provided that notwithstanding anything to the contrary in this Agreement, no Non-Exacerbation Events shall, in and of themselves, be deemed to constitute generation, transportation, disposal or re-disposal, management, use or release of Hazardous Materials by any Purchaser Party after the Closing.
Section 2.05    Seller Parties to Pay Excluded Liabilities. After the Closing Date, the Seller Parties will be solely responsible for paying or otherwise satisfying when due all of the Excluded Liabilities.
Section 2.06    Further Assurances; Non-Assignable Assets. (a)  At any time and from time to time after the Closing Date, as and when requested by any party hereto, the other parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.
(b)    Nothing in this Agreement nor the consummation of the transactions hereby shall be construed as an attempt or agreement to assign any Acquired Asset, including any Contract or Permit, which by its terms or Law is nonassignable without the consent of a third party or of a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent has been obtained. With respect to Contracts or Permits, the Seller Parties fully cooperate with the Purchaser Parties at their request and at their own expense after the Closing Date in endeavoring to obtain such consents promptly. To the extent permitted by Law and the terms of the Nonassignable Assets, in the event that consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the applicable Seller Party in trust for the Purchaser Parties and the covenants and obligations existing thereunder shall be performed by the Purchaser Parties in the applicable Seller Party’s name and all benefits and obligations existing thereunder shall be for the Purchaser Parties’ account. The Seller Parties shall take or cause to be taken at their own expense such actions as the Purchaser Parties may reasonably request so as to provide the Purchaser Parties with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Seller Parties shall promptly pay over to the Purchaser Parties all money or other consideration received by them in respect of any Nonassignable Assets. As of and from the Closing Date, the Seller Parties authorize the Purchaser Parties, to the extent permitted by Law and the terms of the Nonassignable Assets, to perform all the obligations and receive all of the benefits of the Seller Parties under the Nonassignable Assets and appoint the Purchaser Parties their attorney-in-fact to act in their name on their behalf.
Section 2.07    Purchase Price. The aggregate purchase price to be paid by the Purchaser Parties for the Acquired Assets (the “Purchase Price”) shall consist of the following:
(a)    The Initial Cash Purchase Price, subject to adjustment in accordance with Section 2.12, which shall be paid by the Purchaser Parties at Closing as follows:

(i)    Funding of Escrow Accounts. The Purchaser Parties shall deliver (A) the cash portion of the Indemnification Escrow Amount to the Escrow Agent to be held and disbursed in accordance with the terms of the Escrow Agreement substantially in the form attached to this Agreement as Exhibit A-1 (the “Indemnification Escrow Agreement”); (B) the certificate evidencing the Stock Consideration that is included among the Indemnification Escrow Amount (which certificate shall be issued in the name of the Company) to the Escrow Agent to be held in accordance with the Indemnification Escrow Agreement; and (C) the Qualified Net Working Capital Escrow Amount to the Escrow Agent to be held and disbursed in accordance with the terms of the Working Capital Escrow Agreement substantially in the form attached to this Agreement as Exhibit A-2 (the “Working Capital Escrow Agreement”);
(ii)    Payment of Indebtedness. The Purchaser Parties shall deliver to the Bank on behalf of the Company, by wire transfer of immediately available funds to a bank account of the Bank designated in writing by the Bank, the Payoff Amount; and
(iii)    Payment of Net Initial Cash Purchase Price. The Purchaser Parties shall pay the Net Initial Cash Purchase Price, by wire transfer of immediately available funds to one or more bank accounts of the Company designated in writing by the Company, to the Company; and
(b)    The assumption by the Purchaser Parties of the Assumed Liabilities.
Section 2.08    Closing. Subject to the terms and conditions of this Agreement, closing of the asset sale that is the subject of this Agreement (the “Closing”) shall take place at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York, or at such other place as the Seller Parties and the Purchaser Parties may agree, effective as of 11:59:59 PM on the date of execution hereof (the “Closing Date”).
Section 2.09    Closing Deliveries by the Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchaser Parties:
(a)    executed counterparts of each Ancillary Agreement to which one or more of the Seller Parties is a party;
(b)    a special warranty deed for the Owned Real Property, duly executed and acknowledged by the Company, in proper form for recording, subject only to Permitted Encumbrances, and otherwise in form and substance reasonably acceptable to Purchaser;
(c)    (i) a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2), from the Company; (ii) an affidavit regarding the Owned Real Property to the benefit of Purchaser’s title insurance company of the type customarily provided by sellers of real property to remove or insure over the “standard” or “preprinted” exceptions to title; (iii) such other documents, instruments and deliveries as may be reasonably required by Purchaser’s title insurance company in order to insure fee title to the Owned Real Property at regular rates, together with such endorsements as Purchaser may require and subject only to the Permitted Encumbrances, (iv) such certificates, permits or approvals of the local municipalities or other jurisdictions in which the Owned Real Property is located as may be required by applicable law in connection with the transfer of the Owned Real Property, and (v) an affidavit to Purchaser’s title insurance company affirming the matters described in Section 3.11(h) of this Agreement;
(d)    the Incentive Compensation Agreement among Rodger R. Rohde, Jr., Christopher J. Rohde and Purchaser, in the form attached hereto as Exhibit B, duly executed by each of Rodger R. Rohde, Jr. and Christopher J. Rohde (the “Incentive Compensation Agreement”);
(e)    duly executed bills of sale of each of the Seller Parties in the form attached hereto as Exhibit C;
(f)    a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit D;
(g)    such duly executed instruments or documents as the Purchaser Parties may reasonably require, in such form as the Purchaser Parties may reasonably require, in order to effect the assignment and recording of the Company Intellectual Property that is included among the Acquired Assets;
(h)    a true and complete copy, certified by the Secretary or an Assistant Secretary of each of the Company and the Subsidiary, of the resolutions duly and validly adopted by the Board of Directors of the Company or the sole member of the Subsidiary, as applicable, evidencing its respective authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which the Company or the Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby;
(i)    a certificate of the Secretary or an Assistant Secretary of each of the Company and the Subsidiary certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;
(j)    the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, each duly executed by the Company;
(k)    consents and payoff letters with respect to the indebtedness repaid at Closing pursuant to Section 2.07(a)(ii) (the “Payoff Letters”), together with confirmation of the release of the mortgages on the Owned Real Property and the Paterson Properties;
(l)    fully-executed leases for the Paterson, New Jersey facilities at the Paterson Properties currently utilized by the Company (the “Paterson Leases”), in substantially the form attached hereto as Exhibit E;

(m)    fully-executed terminations, in form and substance reasonable satisfactory to the Purchaser Parties, of the leases for the Paterson Properties dated as of November 1, 2008 between their respective landlords and the Company as tenant;
(n)    copies of ISRA filings to the New Jersey Department of Environmental Protection;
(o)    evidence reasonably acceptable to the Purchaser Parties that all Liabilities relating to employment compensation, benefits, bonuses, severance and profit sharing of the Seller Parties through the Closing Date (including without limitation all Liabilities under any employment agreements, the Triarco Change in Control Retention Bonus Plan and the Triarco Industries, Inc. Employees’ Profit Sharing Plan resulting from or related to the transactions contemplated by this Agreement or the Ancillary Agreements or to the termination of any employee of the Seller Parties, but excluding the Liabilities described in Section 2.03(b), have been satisfied or paid in full;
(p)    evidence reasonably acceptable to the Purchaser Parties that the Company has paid or caused to be paid the 2012 Annual Bonuses, and has contributed or caused to be contributed the 2012 Profit Sharing Contributions to the Triarco Industries, Inc. Employees’ Profit Sharing Plan, in each case with respect to the full 2012 calendar year;
(q)    evidence reasonably acceptable to the Purchaser Parties that the Triarco Change in Control Retention Bonus Plan has been terminated;
(r)    Seller shall have obtained, at its own expense, a five-year tail insurance policy on its current product liability insurance policy, and named Purchaser as an additional insured on that policy.
(s)    such other documents, instruments, agreements and certificates as reasonably requested by the Purchaser.
Section 2.10    Closing Deliveries by the Purchaser Parties. At the Closing, the Purchaser Parties shall deliver to the Company:
(a)    the Net Initial Cash Purchase Price payable in accordance with Section 2.07(a)(iii);
(b)    share certificates evidencing the Stock Consideration in accordance with Section 2.07(b), which may be represented by one or more certificates or may be uncertificated, at the Seller Parties’ election;
(c)    executed counterparts of each Ancillary Agreement to which any Purchaser Party is a party;
(d)    a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the

Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;
(e)    a certificate of the Secretary or an Assistant Secretary of each of Purchaser and Purchaser Parent certifying the names and signatures of the officers of the Purchaser or Purchaser Parent, as applicable, authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;
(f)    the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, each duly executed by the Purchaser;
(g)    the Incentive Compensation Agreement, duly executed by Purchaser;
(h)    the Offer Letters, countersigned by each of the Transferred Employees; and
(i)    such other documents, instruments, agreements and certificates as reasonably requested by the Seller Parties.
Section 2.11    Real Estate Closing Costs. Purchaser shall pay all title insurance premiums charged by Purchaser’s title insurance company. All other recording and closing costs of any nature or description pertaining to the Owned Real Property shall be borne or apportioned in accordance with the custom and practice in the jurisdiction in which the Premises is located, other than Conveyance Taxes which are addressed in Section 8.01.
Section 2.12    Purchase Price Adjustment. (a)  Within [*****] days after the Closing Date, the Purchaser Parties shall deliver to the Seller Parties a statement (the “Statement”) of the Qualified Closing Net Working Capital. The parties acknowledge and agree that no Liability with respect to fees, expenses or disbursements of the Company or the Subsidiary or their respective agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including negotiation, legal, travel and due diligence expenses, will be included among the computation of the Qualified Closing Net Working Capital unless the Purchaser Parties receive a copy of the invoice for such Liability within thirty (30) days after the Closing Date.
(b)    The Statement shall become final and binding upon the parties after the [*****] day following the date on which the Statement is received by the Seller Parties, unless the Seller Parties deliver written notice of their disagreement with the Statement (a “Notice of Disagreement”) to the Purchaser Parties on or prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Qualified Closing Net Working Capital not being calculated in accordance with the definitions of Qualified Current Assets, Qualified Current Liabilities and Qualified Closing Net Working Capital set forth in this Agreement.
(c)    If a Notice of Disagreement is received by the Purchaser Parties on or prior to the deadline stated in Section 2.12(b) above, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller Parties and the Purchaser Parties on the earlier of (i) the date the Seller Parties and the Purchaser Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Independent Accounting Firm pursuant to this Section 2.12. During the [*****] day period following the delivery of a Notice of Disagreement, the Seller Parties and the Purchaser Parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.
(d)    If at the end of such [*****] day period the Seller Parties and the Purchaser Parties have not resolved in writing the matters specified in the Notice of Disagreement, the Seller Parties and the Purchaser Parties shall promptly (and, in any event, within [*****] days thereafter) submit to the Independent Accounting Firm for arbitration, in accordance with the standards set forth in this Section 2.12, only such matters as are specified in the Notice of Disagreement that remain in dispute. The Independent Accounting Firm shall be required to comply with to the Confidentiality Requirements with respect to information provided to the Independent Accounting Firm. The Seller Parties and the Purchaser Parties shall use reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to the Independent Accounting Firm within [*****] days of the receipt of such submission. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to fixing mathematical errors in the Statement and determining whether the items in dispute in the Statement were determined in accordance with the definitions of Qualified Current Assets, Qualified Current Liabilities and Qualified Closing Net Working Capital set forth in this Agreement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Estimated Qualified Net Working Capital is correct. The Independent Accounting Firm’s decision shall be based solely on written submissions by the Seller Parties and the Purchaser Parties and their respective representatives and not by independent review and shall be final and binding on all of the parties hereto. The Independent Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or a value smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 2.12(d) shall be borne 50% by the Seller Parties and 50% by the Purchaser Parties. The dispute resolution mechanics set forth in this Section 2.12 shall be the exclusive dispute resolutions mechanics for determining any Notice of Disagreement hereunder and the matters contemplated thereby, including, without limitation, any Notice of Disagreement concerning whether the Statement was prepared in accordance with the definitions of Qualified Current Assets, Qualified Current Liabilities and Qualified Closing Net Working Capital set forth in this Agreement, and the indemnifications provisions set forth in ARTICLE IX hereof shall not apply to any such dispute.
(e)    For the purposes of this Agreement, “Final Qualified Net Working Capital” means the Qualified Closing Net Working Capital as finally agreed or determined in accordance with Section 2.12(b), (c) or (d) as applicable. If the Final Qualified Net Working Capital exceeds the Estimated Qualified Net Working Capital, the Purchaser Parties shall, within five (5) Business Days after the Final Qualified Net Working Capital is determined, make payment by wire transfer of immediately available funds to the Seller Parties in the amount of any such excess; provided that the maximum amount payable by Purchaser Parties to the Seller Parties based on the Final Working Capital shall not exceed [*****]. If the Estimated Qualified Net Working Capital exceeds the Final Qualified Net Working Capital (the amount of such excess, the “QNWC Shortfall”), the parties shall, within [*****] after the Final Qualified Net Working Capital is determined, deliver joint written instructions to the Escrow Agent to release by wire transfer of immediately available funds to the Purchaser Parties from the Working Capital Escrow Account an amount equal to any QNWC Shortfall in accordance with the terms of the Working Capital Escrow Agreement. In the event that the QNWC Shortfall exceeds the Working Capital Escrow Amount, the amount of such excess QNWC Shortfall shall be paid to the Purchaser Parties as follows: first, by delivery of joint written instructions to the Escrow Agent to release by wire transfer of immediately available funds to the Purchaser Parties from the Indemnification Escrow Account an amount equal to any such excess QNWC Shortfall; second, by a setoff against any other amount due by any Purchaser Party to any Seller Party or any Stockholder under this Agreement or any Ancillary Agreement (including without limitation any amount that may become due under any of the Incentive Compensation Agreements); and third, by delivery of such amounts from the Seller Parties and the Stockholders, on a joint and several basis, to the Purchaser Parties.
(f)    No actions taken by the Purchaser Parties on their own behalf or on behalf of the Company or the Subsidiary, on or following the Closing Date shall be given effect for purposes of determining the Qualified Closing Net Working Capital. During the period of time from and after the Closing Date through the final determination and payment of Qualified Closing Net Working Capital in accordance with this Section 2.12, the Purchaser Parties shall afford, and shall cause the Company and the Subsidiary to afford, to the Seller Parties and any accountants, counsel or financial advisers retained by the Seller Parties in connection with the review of Qualified Closing Net Working Capital in accordance with this Section 2.12, direct access during normal business hours upon reasonable advance notice to all the properties, books, Contracts, personnel, representatives (including the Company’s accountants) and records of the Company, the Subsidiary and such representatives (including the work papers of the Company’s accountants) reasonably necessary to the review of the Statement and the Purchaser Parties’ determination of Qualified Closing Net Working Capital in accordance with this Section 2.12.
Section 2.13    Post-Closing Taxes. All Taxes imposed or payable with respect to the Acquired Assets or the Business for any taxable period (or the portion thereof) that begins after the Closing Date shall be the responsibility of the Purchaser Parties.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties hereby, jointly and severally, represent and warrant to the Purchaser Parties, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:
Section 3.01    Organization, Authority and Qualification of the Company and the Subsidiary. (u)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The ownership of all issued and outstanding shares of capital stock of the Company is as set forth on Section 4.02 of the Disclosure Schedule. The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of the Subsidiary’s state of organization and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Subsidiary and to carry on its business as the Subsidiary has been and is currently conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and correct copies of the certificate of incorporation/formation, bylaws and operating agreement of the Company and the Subsidiary, as applicable, have been delivered by the Company to the Purchaser Parties.
(v)    Each of the Company and the Subsidiary has all necessary corporate or limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and the Subsidiary of this Agreement and the Ancillary Agreements to which they, respectively, are parties, the performance by the Company and the Subsidiary of its respective obligations hereunder and thereunder and the consummation by the Company and the Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of the Company or the Subsidiary, as applicable. This Agreement has been, and upon its execution the Ancillary Agreements to which the Company or the Subsidiary is a party shall have been, duly executed and delivered by the Company or the Subsidiary, as applicable, and (assuming due authorization, execution and delivery by the Purchaser Parties and the Stockholders) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Company is a party shall constitute, legal, valid and binding obligations of the Company and the Subsidiary, enforceable against the Company or the Subsidiary, as applicable, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.
Section 3.02    No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser Parties, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Parties do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or the Subsidiary, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to any Seller Party or (c) except as set forth in Section 3.02(c) of the Disclosure Schedule, materially conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any material consent under, result in the imposition of any material Encumbrance upon any of the Acquired Assets under, or give to others any rights of termination, acceleration or cancellation of, any Assumed Contract or material Permit.
Section 3.03    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller Parties do not and will not require any material consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.03 of the Disclosure Schedule, (b) the premerger notification and waiting period requirements of the HSR Act, if applicable, and the requirements of the antitrust laws of any other relevant jurisdiction, or, (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser Parties or any of their Affiliates.
Section 3.04    Financial Information. (a)  True and complete copies of (i) the audited consolidated balance sheet of the Company and the Subsidiary for the fiscal years ended as of December 31, 2010 and December 31, 2011, and the related audited consolidated statements of income and cash flows of the Company and the Subsidiary (collectively, the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiary as of November 30, 2012, and the related unaudited consolidated statements of income and cash flows of the Company and the Subsidiary have been delivered by the Company to the Purchaser Parties (the “Interim Financial Statements”).
(b)    The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiary (except as may be indicated in the notes thereto or in Section 3.04(b) of the Disclosure Schedule), (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiary, clauses (ii) and (iii) above being subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes, the effect of which are not, individually or in the aggregate, material.
(c)    Subject to the reserves and allowances therefor, all of the accounts receivable of the Company and the Subsidiary set forth on the Interim Financial Statements represent valid obligations arising from sales actually made in the ordinary course of business, and except as set forth on Section 3.04(c) of the Disclosure Schedule, to the Company’s Knowledge, no Person has any intention not to pay or inability to pay any such account receivable when due. Since December 31, 2008, neither the Company nor the Subsidiary has received any advice or notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or its books and records, any properties, assets, liabilities, revenues or expenses except as set forth in the auditors’ letters previously provided to the Purchaser Parties.
(d)    The Purchase Orders listed on Section 2.01(e) of the Disclosure Schedule constitute all of the Purchase Orders included among the Acquired Assets.
Section 3.05    Absence of Undisclosed Material Liabilities. There are no Liabilities of the Company or the Subsidiary of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved on the Interim Financial Statements, the Financial Statements or the notes thereto, (b) set forth in Section 3.05 of the Disclosure Schedule, (c) incurred since the Reference Statement Date in the ordinary course of business of the Company and the Subsidiary or (d) that are not material, either individually or in the aggregate.
Section 3.06    Conduct in the Ordinary Course. Since the Reference Statement Date, except as set forth in Section 3.06 of the Disclosure Schedule, the Business has been conducted in the ordinary course and there have been no events, changes or occurrences which would reasonably be expected to have a Material Adverse Effect in regard to the Company or the Subsidiary. Without limiting the generality of the foregoing, except as set forth in Section 3.06 of the Disclosure Schedule, since the Reference Statement Date:
(c)    neither the Company nor the Subsidiary has delayed or postponed the payment of accounts payable or other Liabilities either involving more than [*****] individually or in the aggregate or outside the ordinary course of business;
(d)    neither the Company nor the Subsidiary has canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than [*****] or outside the ordinary course of business;
(e)    neither the Company nor the Subsidiary has committed to make any capital expenditure not paid for or accrued prior to the Closing Date, except for commitments for capital expenditures that do not constitute Assumed Liabilities;
(f)    neither the Company nor the Subsidiary has entered into any severance agreements, retention agreements or any other long-term commitments with any employee, officer or consultant; and
(g)    neither the Company nor the Subsidiary has materially defaulted under any Material Contract.
Section 3.07    Litigation. Except as set forth in Section 3.07 of the Disclosure Schedule, as of the date hereof there is no material Action by or against the Company or the Subsidiary pending before any Governmental Authority or, to the Company’s Knowledge, threatened against the Company or the Subsidiary.

Section 3.08    Compliance with Laws. (t)  Except as set forth in Section 3.08 or Section 3.09 of the Disclosure Schedule, the Company and the Subsidiary have each conducted and continue to conduct the Business in material compliance with all Laws and Governmental Orders applicable to the Company or the Subsidiary and neither the Company nor the Subsidiary is in violation or has received notice of an alleged material violation of such Law or Governmental Order.
(u)    Without limiting the generality of the foregoing, the Company and the Subsidiary are in compliance in all material respects with all Laws enforced by the United States Food and Drug Administration (“FDA”) and comparable federal, state, local or foreign regulatory or other Governmental Authorities as well as applicable current good manufacturing practices (cGMP) under Part 110 of Title 21 of the Code of Federal Regulations for the methods, facilities and controls to be used in the Business. Each of the products of the Company and the Subsidiary manufactured or held in inventory within the past three years has been, and is being, manufactured and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act.
(v)    The Company and the Subsidiary are and at all times since January 1, 2008 have been in compliance in all material respects with all Laws, whether enforced by the United States Federal Trade Commission or otherwise, that govern advertising, marketing health, promotional or any other related claims made by the Seller Parties and their agents and representatives regarding the health, safety or product efficacy of all products developed, manufactured, packaged, marketed, sold or distributed by the Seller Parties.
Section 3.09    Environmental Matters. Except as disclosed in Section 3.09 of the Disclosure Schedule:
(j)    (i) Company and the Subsidiary are in material compliance with all applicable Environmental Laws and have obtained and are in material compliance with all Environmental Permits, (ii) there are no written claims pursuant to any Environmental Law pending or, to the Company’s Knowledge, threatened, against the Company and the Subsidiary, (iii) the Seller Parties have provided the Purchaser Parties with copies of any and all environmental site assessment reports or other similar studies generated within the last twenty (20) years and in the Seller Parties’ possession, that relate to the Owned Real Property, the Paterson Properties, the Wayne Property or the Acquired Assets, and (iv) to the Company’s Knowledge, there are no Hazardous Materials at the Owned Real Property in circumstances that are reasonably likely to require remediation pursuant to applicable Environmental Law.
(k)    During the preceding ten (10) years, none of the Seller Parties has received any written notice from any Governmental Authority or third party alleging that it is not in material compliance with any Environmental Law or has any material Liability under any Environmental Law. No Seller Party or any of its Affiliates has directly caused or authorized any release or discharge of Hazardous Material, including any “hazardous substance,” as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., on any real property owned or leased by any Seller Party (including but not limited to the Owned Real Property, the Paterson Properties, the Wayne Property or the Acquired Assets) which release remains unresolved, or has otherwise released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or exposed any Person to, any Hazardous Material, so as to give rise to any material Liabilities of the Company or the Subsidiary (including any material investigative, corrective or remedial obligations) under any Environmental Law. Without limiting the foregoing, each Seller Party has obtained, and is in compliance in all material respects with, all permits, licenses and other authorizations required under applicable Environmental Laws to operate the Business. The Company has furnished to Purchaser all environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety Liabilities relating to the Company’s and the Subsidiary’s current properties (including but not limited to the Owned Real Property, the Paterson Properties, the Wayne Property or the Acquired Assets), facilities or operations and, to the Company’s Knowledge, past properties including any Prior Real Property, in each case which are in their possession or under their reasonable control. None of the Company, the Subsidiary, or their predecessors or Affiliates is subject to any unresolved directive, consent decree or order issued by any Governmental Entity relating to actual or alleged liability under Environmental Law.
Section 3.10    Intellectual Property. (a)  Section 3.10(a) of the Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property. Except as otherwise indicated on Section 3.10(a) of the Disclosure Schedule, the Company Intellectual Property is sufficient for the operation of the Business as presently conducted free and clear of any royalty or Encumbrance. Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Company has not received any written notice or claim that any Company Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, service mark, copyright or trade name of any third party by the Company or of any claim by any third party alleging any such infringement or conflict.
(b)    To the Company’s Knowledge, none of the Company Intellectual Property (or any use thereof by the Company) nor any product manufactured or sold by the Company or the Subsidiary infringes upon the Intellectual Property of any other Person, and no claim by any other Person contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by the Company is currently pending or, to the Company’s Knowledge, threatened.
(c)    To the Company’s Knowledge, no Intellectual Property (or use thereof), nor any product manufactured or sold by any other Person infringes upon any Company Intellectual Property, and no Seller Party has received any notice or claim as to any infringement or misappropriation by any third party with respect to the Company Intellectual Property.
(d)    The Company and the Subsidiary have kept secret and have not disclosed any proprietary or confidential information concerning the Company Intellectual Property to any Person other than (i) certain employees of the Company or the Subsidiary, (ii) to third parties in the ordinary course of business, each of which is subject to the terms of binding confidentiality agreements with respect thereto, or (iii) as required by Law, including but not limited to 37 C.F.R. 1.56. The Company and the Subsidiary have taken commercially reasonable measures to protect the confidential and proprietary nature of the Company Intellectual Property.
(e)    Except as set forth on Section 3.10(e) of the Disclosure Schedule, each current employee of the Company and the Subsidiary, and each former employee of the Company and the

Subsidiary in the past ten (10) years, has executed and delivered to the Company a confidentiality agreement in the form set forth on Section 3.10(e) of the Disclosure Schedule.
Section 3.11    Real Property. (g)  Section 3.11(a) of the Disclosure Schedule lists the street address of each parcel of Owned Real Property and Prior Real Property. Except as described in Section 3.11(a) of the Disclosure Schedule, (i) the Company has good and marketable title in fee simple to the Owned Real Property free and clear of all Encumbrances, except for Permitted Encumbrances, (ii) the Company has made available to the Purchaser copies of each deed for each parcel of Owned Real Property and all title insurance policies, title reports and surveys relating to the Owned Real Property, in each case to the extent in the Company’s possession, and (iii) the current owner of each parcel of Owned Real Property is in possession thereof and no other party has any leasehold, license or other agreement for possession, use or occupancy thereof. No Seller Party owns any Real Property other than the Owned Real Property.
(h)    Section 3.11(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property leased by the Company and/or the Subsidiary, and the identity of the lessor and lessee of each parcel of Leased Real Property. Except as described in Section 3.11(b) of the Disclosure Schedule, the Company has delivered to the Purchaser, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property, together with all amendments, extensions or other modifications thereto (collectively, the “Leases”), and there has not been any sublease, license or assignment entered into by the Company or the Subsidiary in respect of the Leases relating to the Leased Real Property. No Seller Party leases any Real Property other than the Leased Real Property described on Section 3.11(b) of the Disclosure Schedule.
(i)    The Wayne Lease is legal, valid, binding, enforceable, and in full force and effect against the Company, as the lessee thereunder and, to the Company’s Knowledge (without any independent investigation or inquiry), against the lessor thereunder. To the Company’s Knowledge, neither the Company nor the Subsidiary nor the lessor thereunder is in material breach or default under the Wayne Lease. To the Company’s Knowledge, no event has occurred that, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration under the Wayne Lease. To the Company’s Knowledge, no security deposit or portion thereof deposited with respect to the Wayne Lease has been applied in respect of a breach of or default under the Wayne Lease, that has not been redeposited in full. Neither the Company nor the Subsidiary owes any brokerage commissions or finder’s fees with respect to any Lease. Neither the Company nor the Subsidiary has collaterally assigned or granted any other Encumbrance in its estate or interest in any Lease. There are no Encumbrances against the Company or the Subsidiary on the estate or interest created by any Lease other than Permitted Encumbrances. None of the Company or the Subsidiary has received written notice that the lessor thereunder has repudiated or waived any material provision of the Wayne Lease.
(j)    The rental set forth in each of the Leases is the actual rental being paid by the Company or the Subsidiary, and there are no separate agreements or understanding between the lessor and lessees thereunder with respect to the same.
(k)    Except as set forth on Section 3.11(e) of the Disclosure Schedule, the Company has not received any notice of or writing referring to any requirements or recommendations by any insurance company which has issued a policy covering any part of any Owned Real Property or Leased Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of any Owned Real Property or Leased Real Property. To the Company’s Knowledge, (i) the roof, basement and foundation walls and other structural components of the buildings of the Owned Real Property and the Paterson Properties are free of material defects which would interfere with the operations as currently conducted in the Owned Real Property or Paterson Properties, and (ii) all of the public utilities required for the operation of the Owned Real Property or the Paterson Properties, and the plumbing, electrical, heating, air conditioning, ventilating and all other structural or material mechanical systems in the buildings on the Owned Real Property and Paterson Properties, are in a condition suitable for the operation of the business of the Company as currently conducted and all installation and connection charges with respect to the public utilities have been paid in full and provided for with respect to the Owned Real Property and Paterson Properties.
(l)    (i) All water, utility and other charges, sewer rent and assessments affecting the Owned Real Property or Leased Real Property or any part thereof, and (ii) all Taxes imposed against or affecting the Owned Real Property or Leased Real Property (in the case of clauses (i) and (ii), solely to the extent payable by the Company or the Subsidiary) or any part thereof, have been paid in full, accrued or reflected on the Financial Statements if required or, since the Reference Statement Date, incurred by the Company or the Subsidiary in the ordinary course of business. The Company has not received written notice of any assessments or pending assessments affecting the Owned Real Property or Leased Real Property.
(m)    To the Company’s Knowledge, the Owned Real Property and the Paterson Properties and the use thereof conform in all material respects with all covenants and restrictions and all applicable building, zoning and land use Laws.
(n)    [*****]
(o)    There are no Actions to which the Company or the Subsidiary is a party contesting the validity or amount of Taxes with respect to which statutory liens may be imposed upon the Owned Real Property.
Section 3.12    Employee Benefit Matters. (a)  Section 3.12 of the Disclosure Schedule lists (i) all employee welfare benefit plans, employee pension benefit plans, and employee benefit plans (as defined in Sections 3(1), (2) and (3), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements, to which the Company or the Subsidiary is a party, with respect to which the Company or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or the Subsidiary for the benefit of any current or former employee, officer or director of the Company or the Subsidiary, whether written or unwritten, (ii) each employee benefit plan for which the Company or the Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or the Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any material contracts, arrangements or understandings between the Company or the Subsidiary or any of their Affiliates and any employee of the Company or the Subsidiary (collectively, the “Plans”). Except as set forth on Section 3.12 of the Disclosure Schedule, the Company has furnished a true, correct and complete copy of the document for each Plan and all related materials that it has, including but not limited to, trust agreements, insurance contracts, policies and related insurer documents, determination letters from the Internal Revenue Service (and, if a request for such a letter is pending, a copy of such request), summary plan descriptions, the last three years’ Form 5500s, written summaries of any non-written Company Plan and the most recent actuarial statements and financial statements, as applicable. Except for the retention bonuses set forth on Section 3.12 of the Disclosure Schedule, the Company does not have any obligation for any bonus, severance or other payment payable in connection with a change of control of the Company or the Subsidiary.
(b)    Each Plan (i) is and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, (ii) is and has been operated in such a manner as to qualify, where appropriate, for both federal and state purposes, for income Tax exclusions to its participants, Tax exempt income for its funding vehicle, and the allowance of deductions with respect to contributions thereto, (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Plan is so qualified, and to Company’s Knowledge, nothing has occurred since the date of such determination that would cause such determination letter to become unreliable, and (iv) has no Liabilities with respect to ERISA or the Code, nor do any circumstances exist that would reasonably be expected to result in, any such Liabilities. Each of the Company and the Subsidiary has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the Company’s Knowledge, there is and has been no material default or violation by any party to, any Plan. No Action is pending or, to the Company’s Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Company’s Knowledge, no fact or event exists that could give rise to any such Action.
(c)    None of the Company, the Subsidiary or any ERISA Affiliate has at any time participated in or made contributions to or had any other liability with respect to, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
(d)    Neither the Company nor, to the Company’s Knowledge any Company Plan fiduciary (as defined in ERISA Section 3(21)) has engaged in any transaction in violation of ERISA Section 406(a) and (b) (for which no exemption exists under ERISA Section 408) or any “prohibited transaction” (as defined in Section 4975(c)(2) or Section 4975(d) of the Code).
(e)    No Plan of the Company or the Subsidiary provides medical, health, life insurance or other welfare type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with the Company, the Subsidiary or any ERISA Affiliate, or the spouses or dependents of any of the foregoing, except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under

Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (COBRA) or applicable similar state Law. The Company has not established, maintained or contributed to, or had any obligation to establish, maintain or contribute to (i) a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code; or (ii) a voluntary employees beneficiary association within the meaning of Section 501(c)(9) of the Code.
(f)    All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, or guidance issued thereunder, to each Plan of the Company and the Subsidiary, and all contributions and premium payments for any period ending on or prior to the Closing Date that are not yet due have been made to each Plan of the Company and the Subsidiary, or accrued in accordance with past custom and practice.
(g)    All required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable law with respect to each Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code has been met in all material respects with respect to each Plan that is a group health plan.
(h)    There are no unresolved claims, proceedings, audits, investigations or disputes under the terms of, or in connection with, any Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim, proceeding, audit, investigation or dispute.
(i)    The Company does not have and, to the Company’s Knowledge, no fiduciary has, any Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Plan.
(j)    No actions with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened and, to Company’s Knowledge, there is no basis for any such Action.
(k)    No amount paid or payable by the Company or any ERISA Affiliate in connection with the transactions contemplated hereby would reasonably be expected to give rise to an “excess parachute payment” within the meaning of Section 280G of the Code.
(l)    No Plan and no grants, awards or benefits thereunder are subject to Section 409A of the Code or, if subject to Section 409A of the Code, have failed, in form or operation, to meet the requirements of Section 409A of the Code and Treasury regulations and all other applicable guidance promulgated thereunder. There is no Plan to which the Company or any ERISA Affiliate is a party covering any employee that could require the Company or any ERISA Affiliate to compensate any employee for Tax-related payments under Section 409A of the Code (or any similar state Law) or excise Taxes paid pursuant to Section 4999 of the Code.
Section 3.13    Taxes. Except as set forth in Section 3.13 of the Disclosure Schedule, (a) all material Tax Returns required to have been filed with respect to the Business or the Acquired Assets have been timely filed (taking into account any extensions of time to file granted or obtained), and all such Tax Returns are true, correct and complete in all material respects, (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid, (c) no deficiency for a material amount of Taxes relating to the Acquired Assets has been asserted or assessed by a Governmental Authority in writing against the Company or the Subsidiary, which deficiency has not been satisfied by payment, settled or withdrawn, (d) there are no Tax liens (other than Permitted Encumbrances) on any of the Acquired Assets, (e) all material amounts of Taxes that the Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, creditors or other third parties, have been duly withheld or collected and, to the extent required under applicable Tax Law, have been paid over to the proper taxing authority, (f) neither the Company nor the Subsidiary has waived (or been requested in writing by any Governmental Authority to waive) any statute or period of limitations with respect to any Tax relating to the Acquired Assets, which waiver has not expired, (g) no extension of time within which to file any Tax Return relating to the Acquired Assets that has not yet been filed has been requested, or granted or is otherwise currently in effect (except for any extensions of time to file Tax Returns which extensions were obtained in the ordinary course), and (h) no audit or other proceeding by any Government Authority is currently pending with respect to any Taxes relating to the Acquired Assets.
Section 3.14    Material Contracts. (a)  Section 3.14(a) of the Disclosure Schedule lists each of the following written and oral contracts and agreements of the Company and the Subsidiary (such contracts and agreements being “Material Contracts”):
(i)    all management contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;
(ii)    all contracts and agreements relating to indebtedness for borrowed money or guarantees of same;
(iii)    all contracts and agreements that limit or purport to limit the ability of the Company or the Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;
(iv)    all (A) licenses of Intellectual Property to the Company or the Subsidiary, and (B) licenses of Intellectual Property by the Company or the Subsidiary to third parties;
(v)    all contracts and agreements between or among the Company or the Subsidiary, on the one hand, and the Stockholders or any Affiliate or family member of the Stockholders, on the other hand;
(vi)    contracts for the sale of any assets of the Company or the Subsidiary or the grant to any Person of any rights to purchase any of its assets, in each case, other than contracts/grants in the ordinary course of business of the Company and the Subsidiary, and for consideration less than [*****];
(vii)    contracts with distributors and independent sales representatives;

(viii)    written employment or severance agreements with employees of the Company or the Subsidiary, or any non-compete agreement with or binding upon any such employee;
(ix)    consultancy agreements, independent contractor agreements, and agreements under which there exists any Liability of the Company or the Subsidiary to a current or former consultant or contractor of the Company or the Subsidiary, including any liability arising from the characterization of such the relationship with such Person as a consultancy or independent contractor relationship rather than employment;
(x)    contracts for any capital expenditure in excess of [*****] outside the ordinary course of business and other than the scheduled replacement or upgrade of equipment;
(xi)    agreements or commitments for the purchase or sale of any goods or services (other than contracts entered into in the ordinary course of business) and involving payments under any individual contract in excess of [*****], which is not cancelable on thirty (30) days’ notice or less without penalty;
(xii)    agreements or commitments for the acquisition of assets or any interest in any business enterprise involving the payment of more than [*****];
(xiii)    any settlement, conciliation or similar material agreement with any Governmental Authority, or resolving any material pending or threatened Action against any Seller Party, or that creates material monitoring or reporting obligations to any Government Authority outside of the ordinary course of business;
(xiv)    any agreement that contains any provision pursuant to which the Company or the Subsidiary is obligated to indemnify or make any indemnification payments to any Person and that was not entered into in the ordinary course of business;
(xv)    joint venture agreements or teaming agreements; and
(xvi)    all contracts and agreements not otherwise listed in this Section 3.14(a) involving total annual payments in excess of [*****] or that govern a commercial relationship representing in excess of [*****] in a calendar year;
(b)    Except as disclosed in Section 3.14(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on the Company or the Subsidiary, as the case may be, and, to the Company’s Knowledge, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.03 of the Disclosure Schedule are not obtained, is assignable to Purchaser if it is included among the Assumed Contracts, and shall from and after the Closing continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.14(b) of the Disclosure Schedule, neither the Company nor the Subsidiary is in material breach of, or material default under, any Material Contract to which it is a party, nor, to the Company’s Knowledge, is any other party to any Material Contract in material default thereunder. To the

Company’s Knowledge, no event has occurred that, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration under any Material Contract.
(c)    Except as disclosed in Section 3.14(c) of the Disclosure Schedule, each product sold or delivered by the Company or the Subsidiary prior to the Closing Date has been in conformity with all applicable specifications under any Material Contract and all express or implied warranties, the Company has no Liability in excess of the Ordinary Course Product Liabilities (and there is no basis for any present or future Action against the Company or the Subsidiary giving rise to any Liability in excess of the Ordinary Course Product Liabilities) for replacement or repair of any product sold or delivered by the Company or the Subsidiary prior to the Closing Date or other damages in connection therewith, and each product manufactured by the Company or the Subsidiary prior to the Closing Date and held in inventory as of the Closing Date conforms to its respective certificate of analysis. For purposes of the immediately preceding sentence, “Ordinary Course Product Liabilities” means Liabilities (determined in each case net of the post-rework value of products that are returned to inventory or re-sold after rework and after the Seller Parties’ compliance with the mitigation obligations set forth in Section 9.09) in excess of [*****] with respect to product sold or delivered by the Company in a particular calendar year. The Company or the Subsidiary has notified each customer in writing that its products have a warranted shelf life of two (2) years or less.
Section 3.15    Title to, and Sufficiency of, Assets. Except as set forth on Section 3.15(a) of the Disclosure Schedule, each of the Company and the Subsidiary has good, transferable and indefeasible title to the Acquired Assets, free and clear of any Encumbrances other than Permitted Encumbrances. The Acquired Assets constitute all of the properties, assets, rights, interests, and claims which are necessary to operate the Business in substantially the same manner as conducted by the Company and the Subsidiary prior to the Closing.
(a)    Except as set forth on Section 3.15(b) of the Disclosure Schedule, all of the Acquired Assets have been maintained in accordance with normal industry practice (and, where applicable, generally accepted standards of good engineering practice), and are in a good repair and operating condition (subject to normal wear and tear), and are suitable for the purposes for which they are presently used; provided that the representations and warranties set forth in Section 3.11 shall be the sole and exclusive representations and warranties with respect to the Owned Real Property, the Paterson Properties and the Leased Real Property and the representations and warranties set forth in this Section 3.15 shall not apply to the Owned Real Property, the Paterson Properties or the Leased Real Property.
Section 3.16    Insurance. Section 3.16 of the Disclosure Schedule sets forth a true and complete list of the insurance policies maintained by the Company and the Subsidiary that cover the Acquired Assets and the operations of the Business, copies of which have been delivered to the Purchaser Parties. All policies and binders for the current policy year are valid and in full force and effect and all premium due thereon as of the date of this Agreement have been paid. There are no material claims, by or with respect to the Company or the Subsidiary, pending under any of the liability insurance policies listed on Section 3.16 of the Disclosure Schedule, or disputes with insurers with respect thereto. Neither the Company nor the Subsidiary has received any written notice regarding any cancellation or termination of, refusal of any coverage or rejection of any claim under, or material adjustment in the amount of the premiums payable with respect to any liability insurance policy listed on Section 3.16 of the Disclosure Schedule.
Section 3.17    Permits. (a)  Section 3.17(a) of the Disclosure Schedule sets forth a true and correct list of all Permits necessary to operate the Business as currently conducted. Except as set forth on Section 3.17(a) of the Disclosure Schedule, (i) the Company and the Subsidiary possess or have been granted all Permits, (ii) all Permits are in full force and effect, and (iii) no proceeding is pending or, to the Company’s Knowledge, threatened in writing seeking the revocation or limitation of any Permit.
(b)    Except as specified on Section 3.17(b) of the Disclosure Schedule, no permit, order, authorization, consent, waiver or approval of or by, or any notification of or filing with, any Person (Governmental Authority or otherwise) is required in connection with the assignment to the Purchaser of each Permit, except for requirements of Law that become applicable solely as a result of the specific regulatory status of Purchaser or its Affiliates.
Section 3.18    Employee Matters.
(a)    Compliance With Laws. The Company and the Subsidiary are in material compliance with all applicable federal and state Laws relating to the employment of labor, including the provisions thereof relating to wages, hours, and the payment of Social Security and other payroll and/or withholding Taxes, and are not liable for any arrears of wages or any tax or penalty for failure to comply with any of the aforesaid laws or requirements, including the National Labor Relations Act, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the WARN Act (as defined below), the Age Discrimination in Employment Act of 1967. The Company and the Subsidiary have completed and retained the required Form I-9 employment verification paperwork for all existing employees pursuant to the Immigration Reform and Control Act of 1986.
(b)    No Collective Bargaining; No Work Stoppages. None of the employees of the Company or the Subsidiary are covered by any labor agreement or collective bargaining agreement. During the past five (5) years, there has not been, there is not presently pending or existing, and to Company’s Knowledge, there is not threatened: (i) any strike, lockout, picketing, hand-billing, concerted work stoppage or slowdown, or labor dispute with respect to any employees of the Company or the Subsidiary, (ii) any lockout by the Company or the Subsidiary of any employees, or (iii) labor or employment Action, and there is no representation petition pending or, to Company’s Knowledge, threatened with respect to any employee of the Company or the Subsidiary.
(c)    Employees. Section 3.18(c) of the Disclosure Schedule sets forth a complete and correct list setting forth the following information with respect to the employees of the Company and the Subsidiary, as in effect immediately prior to the termination of employment by the Company or the Subsidiary, as applicable, of those employees in accordance with Section 7.01 (i) names, work location, job title, current base wage or salary rate of every individual employed by the

Company or the Subsidiary, and any other compensation payable or potentially payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation) under each Plan in which they participate or are eligible to participate, leave of absence status, accrued but unused vacation, sick time, or other paid time off, and (ii) names and total amount of payment(s) received during the twelve (12) month period preceding the date hereof for every independent contractor and consultant who is or was engaged to render services to the Company or the Subsidiary and whose aggregate amount of payment(s) received therefor is or was in excess of [*****]. Purchaser Parties have been, or within ten (10) days after the execution hereof will be, provided with true and complete copies of all manuals, brochures, agreements and other documents setting forth personnel policies applicable to the employees of Company and/or the Subsidiary.
(d)    WARN Act. Within the past three (3) years, neither the Company nor the Subsidiary have implemented any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and the regulations issued thereunder (the “WARN Act”).
(e)    Employment Agreements. Other than those set forth in Section 3.18(e) of the Disclosure Schedule, neither the Company nor the Subsidiary have entered into any employment agreements or contracts with any Person. The Company and the Subsidiary have performed all obligations required to be performed thereby under all contracts and agreements set forth on Section 3.18(e) of the Disclosure Schedule, and, to the Company’s Knowledge, no other party to any such contract, agreement, or instrument is in default thereunder.
Section 3.19    Affiliate Transactions. Except as set forth on Section 3.19 of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to any contract or agreement other than any Plan with any of its employees, officers, directors, Stockholders, or any of such Persons’ respective Affiliates or family members (each, an “Affiliate Transaction”). Except for any Plan or as set forth on Section 3.19 of the Disclosure Schedule, no member of the family of any officer, director, Stockholder or Affiliate of the Company or the Subsidiary is directly or indirectly interested in any contract, agreement or arrangement with the Company or the Subsidiary.
Section 3.20    Customers and Suppliers. Section 3.20(a) of the Disclosure Schedule sets forth the 10 largest customers (measured by dollar volume) of the Company and the Subsidiary during each of the 2011 calendar year and the period beginning January 1, 2012 and ending on November 30, 2012, together with aggregate sales to such customer during such periods. Section 3.20(b) of the Disclosure Schedule sets forth the 10 largest suppliers (measured by dollar volume) to the Company and the Subsidiary during each of the 2011 calendar year and the period beginning January 1, 2012 and ending November 30, 2012, together with aggregate purchases from such supplier during such periods. Other than as set forth on Section 3.20(c) of the Disclosure Schedule, none of such customers or suppliers has terminated or materially and adversely changed, or to Company’s Knowledge has threatened to terminate or materially and adversely change, its relationship with the Company and the Subsidiary on or after the date hereof.
Section 3.21    Absence of Corrupt or Unauthorized Payments, and Maintenance of Books and Records; Antitrust. (a)  Neither the Company nor the Subsidiary or any director, officer,

agent, employee or other Person acting on behalf of any of them has used any corporate or other funds to make unlawful or corrupt contributions, payments, or gifts, or to provide unlawful or corrupt entertainment directly or indirectly to a government official, including corrupt payments in violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., the United Kingdom Bribery Act 2010 (2010 c. 23), as amended, or any other applicable Law. The Company and the Subsidiary have made and kept books and records that accurately and fairly reflect the transactions of those entities, and have devised and maintained an adequate system of internal accounting controls as required by 15 U.S.C. § 78m(b)(2). No directors, officer, agent, employee or other Person acting on behalf of them has knowingly circumvented the Company’s system of internal accounting controls, or knowingly falsified any book, record, or account. Neither the Company, the Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of any of them has accepted or received any unlawful or unauthorized contributions, payments, expenditures or gifts.
(b)    The Seller Parties have at all times conducted the Business in compliance with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended and all other applicable Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, there is no Action by or against any of the Seller Parties pending before any Governmental Authority or, to Company’s Knowledge, threatened against the Company or the Subsidiary under or with respect to any such Laws.
Section 3.22    Brokers, Finders, Etc. Except for C.W. Downer & Co. (“CW Downer”), neither the Company nor the Subsidiary has employed or entered into any agreement with, nor are the Company or the Subsidiary subject to, any valid claim of any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement or the Ancillary Agreements who might be entitled to a fee or commission in connection with such transactions.
Section 3.23    Investment Purpose; Investment Sophistication. (a)  The Company is acquiring the Stock Consideration solely for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal or state securities laws. The Company acknowledges that the Stock Consideration has not been registered under the Securities Act or any state securities laws, and that such Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. In this regard, the Company represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Company represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
(b)    The Company (i) has such knowledge and experience in financial and business matters as are necessary to evaluate the risks and merits of an investment in the Stock Consideration, and the Company is capable of bearing the entire loss of its investment in the Stock Consideration, (ii) confirms that the Purchaser Parent has made available to the Company the

Innophos SEC Reports and (iii) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Stock Consideration; provided that, the Company makes the foregoing representation for securities Law purposes only, and the foregoing representation shall not affect any rights and remedies, including any right to indemnification, to which the Company may otherwise be entitled pursuant to this Agreement or otherwise (other than in respect of any claims arising under applicable securities Laws as to the existence of a valid exemption from registration for the issuance of the Stock Consideration to the Company).
Section 3.24    Disclaimer of the Company. (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE STOCKHOLDERS OR THE COMPANY, OR THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE SUBSIDIARIES, THE SHARES OR ANY OF THE ACQUIRED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE STOCKHOLDERS, THE COMPANY AND THE SUBSIDIARIES OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE STOCKHOLDERS SET FORTH IN ARTICLE IX, NONE OF THE STOCKHOLDERS OR THE COMPANY, OR THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER PARTIES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER PARTIES, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER PARTIES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL MEMORANDUM DATED FEBRUARY 2012 AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER PARTIES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
Section 3.25    Purchaser Parties Entitled to Reliance. Notwithstanding anything to the contrary contained herein, the investigations and inquiries made by or on behalf of the Purchaser Parties and the information, materials and documents supplied to the Purchaser Parties and/or their advisors in connection with their review of the Seller Parties, the Business and the Assets shall not (and were not intended to) limit, expand or affect the representations and warranties of the Seller Parties or relieve the Seller Parties from any of their obligations and liabilities in respect thereof.

Section 3.26    No Knowledge of Material Breach of Representation by Purchaser Parties. None of Rodger R. Rohde, Sr., Rodger R. Rohde, Jr., Christopher J. Rohde or Angelo R. Appierto has actual knowledge of any conditions, events or circumstances constituting a material breach on the part of the Purchaser Parties of their representations and warranties to the Seller Parties and the Stockholders in this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each of the Stockholders hereby represents and warrants, jointly and severally, to the Purchaser Parties, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:
Section 4.01    Authority and Qualification of the Stockholders. Each Stockholder has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Stockholder is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Stockholders, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.
Section 4.02    Ownership of Shares. Each Stockholder is the sole record owner of the Shares set forth opposite such Stockholder’s name on Section 4.02 of the Disclosure Schedule. Each Stockholder has the full power, right and authority to vote the Shares owned by such Stockholder.
Section 4.03    No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained, all filings and notifications listed in Section 4.04 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser Parties, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Stockholder do not and will not (a) conflict with or violate in any material respect any Law or Governmental Order applicable to the Stockholders or (b) except as set forth in Section 4.03 of the Disclosure Schedule, materially conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any material consent under, result in the imposition of any material Encumbrance upon any of the Acquired Assets under, or give to others any material rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Stockholder is a party.

Section 4.04    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Stockholders do not and will not require any material consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 4.04 of the Disclosure Schedule, (b) the premerger notification and waiting period requirements of the HSR Act, if applicable, and the requirements of the antitrust laws of any other relevant jurisdiction, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser Parties or any of their respective Affiliates.
Section 4.05    Brokers and Financial Advisors. Except for CW Downer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Stockholders. The Stockholders are solely responsible for the fees and expenses of CW Downer.
Section 4.06    Disclaimer of the Stockholders. (A) EXCEPT AS SET FORTH IN THIS ARTICLE IV, NONE OF THE STOCKHOLDERS OR THE COMPANY, OR THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE SUBSIDIARIES, THE SHARES OR ANY OF THE ACQUIRED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE STOCKHOLDERS, THE COMPANY AND THE SUBSIDIARIES OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE STOCKHOLDERS SET FORTH IN ARTICLE IX, NONE OF THE STOCKHOLDERS OR THE COMPANY, OR THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER PARTIES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER PARTIES, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER PARTIES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL MEMORANDUM DATED FEBRUARY 2012 AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER PARTIES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
Section 4.07    Purchaser Parties Entitled to Reliance. Notwithstanding anything to the contrary contained herein, the investigations and inquiries made by or on behalf of the Purchaser and the information, materials and documents supplied to the Purchaser Parties and/or its advisors in connection with their review of the Seller Parties, the Business and the Assets shall not (and were not intended to) limit or affect the representations and warranties of the Seller Parties or relieve the Seller Parties from any of their obligations and liabilities in respect thereof.
Section 4.08    No Knowledge of Material Breach of Representation by Purchaser Parties. The Stockholders do not have actual knowledge of any conditions, events or circumstances constituting a material breach on the part of the Purchaser Parties of their representations and warranties to the Seller Parties and the Stockholders in this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES
Each of the Purchaser Parties hereby represents and warrants, jointly and severally, to each of the Seller Parties and the Stockholders as follows:
Section 5.01    Organization and Authority of the Purchaser and Purchaser Parent. Each Purchaser Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it, respectively, is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Purchaser Party is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of such Purchaser Party to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. Each Purchaser Party has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Purchaser Party of this Agreement and the Ancillary Agreements to which it is a party, the performance by such Purchaser Party of its obligations hereunder and thereunder and the consummation by such Purchaser Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Purchaser Party. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser Party is a party shall have been, duly executed and delivered by each Purchaser Party, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes, and upon their execution the Ancillary Agreements to which such Purchaser Party is a party shall constitute, legal, valid and binding obligations of such Purchaser Party, enforceable against such Purchaser Party in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

Section 5.02    No Conflict. Assuming compliance with the premerger notification and waiting period requirements of the HSR Act, if applicable, and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.03, the execution, delivery and performance by each Purchaser Party of this Agreement and the Ancillary Agreements to which it, respectively, is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of such Purchaser Party, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to such Purchaser Party or its respective assets, properties or businesses or (c) materially conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any material consent under, or give to others any material rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser Party is a party.
Section 5.03    Governmental Consents and Approvals. The execution, delivery and performance by each Purchaser Party of this Agreement and each Ancillary Agreement to which such Purchaser Party is a party do not and will not require any material consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the premerger notification and waiting period requirements of the HSR Act, if applicable, and the requirements of the antitrust laws of any other relevant jurisdiction or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Purchaser Party of the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 5.04    Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Initial Cash Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby. Upon the consummation of such transactions, (a) each of the Purchaser Parties will not be insolvent, (b) each of the Purchaser Parties will not be left with unreasonably small capital, (c) each of the Purchaser Parties will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of each of the Purchaser Parties will not be impaired.
Section 5.05    Litigation. As of the date hereof, no material Action by or against any of the Purchaser Parties is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
Section 5.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or Purchaser Parent.
Section 5.07    SEC Filings; Financial Statements. All forms, reports and documents required to be filed by Innophos Holdings, Inc. with the Securities and Exchange Commission (the

“SEC”) since January 1, 2012 (collectively, the “Innophos SEC Reports”): (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and any rules and regulations promulgated thereunder applicable to the Innophos SEC Reports, and (ii) as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.08    Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
Section 5.09    Acknowledgement. The Purchaser Parties hereby acknowledge and agree that (a) other than the representations and warranties made in ARTICLE III and ARTICLE IV, none of the Seller Parties, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Seller Parties or the Acquired Assets, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller Parties, the Company and the Subsidiary or (iii) the probable success or profitability of the Business after the Closing and (b) other than the indemnification obligations of the Seller Parties set forth in ARTICLE IX or in the case of fraud or intentional misrepresentation, none of the Stockholders, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser Parties or to any other Person resulting from the distribution to the Purchaser Parties, their Affiliates or representatives of, or the Purchaser Parties’ use of, any information relating to the Business, including the Confidential Memorandum dated February 2012 and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser Parties or in any other form in expectation of the transactions contemplated by this Agreement.
Section 5.10    No Knowledge of Material Breach of Representation by Seller Parties or Stockholders. None of Mark Thurston, Randolph Gress, Neil Salmon, Edward Liang, Sean Schnepper or Joshua Horenstein has actual knowledge of any conditions, events or circumstances constituting a material breach on the part of any of the Seller Parties or the Stockholders of their representations and warranties to the Purchaser Parties in this Agreement.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01    Access to Information. (e)  In order to facilitate the resolution of any claims made against or incurred by the Seller Parties relating to the Business and to assist in connection with any pending litigation or litigation hereafter commenced involving any Seller Party, for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the

Purchaser Parties’ document retention policy, the Purchaser Parties shall (i) retain the books and records relating to the Business relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller Parties reasonable access (including the right to make, at the Seller Parties’ expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser Parties shall notify the Seller Parties at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Seller Parties the opportunity to access such books and records in accordance with this section.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Purchaser Parties or their Affiliates relating to the Business, for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Seller Parties’ document retention policy, the Seller Parties shall (i) retain the books and records relating to the Business, the Company and the Subsidiary relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser Parties, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser Parties reasonable access (including the right to make, at the Purchaser Parties’ expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller Parties shall notify the Purchaser Parties at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Purchaser Parties the opportunity to access such books and records in accordance with this Section 6.01(b).
Section 6.02    Confidentiality; Exclusivity; Noncompetition. (c)  For [*****] after the Closing Date, the Seller Parties and the Stockholders (i) shall hold in strict confidence all Confidential Information that they possess or acquire and, except as required by applicable Law, shall not disclose such Confidential Information to any Person (other than to such party’s attorneys, accountants, investment advisors and bankers on a need to know basis only), or use such Confidential Information for any purpose other than in connection with (A) the preparation of Tax Returns and investigations, audits or disputes involving Tax matters, (B) litigation or other disputes involving a claim arising out of or relating to this Agreement or any Ancillary Agreement or any third party claim, or (C) as otherwise contemplated or permitted by this Agreement or any Ancillary Agreement; and (ii) shall cause CW Downer to hold in strict confidence and not use any Confidential Information; provided, however, that the obligations of confidentiality hereunder shall continue indefinitely with respect to any Fundamental Confidential Information of the Purchaser that such Seller Parties or such Stockholders possess or acquire.
(d)    For a period equal to the Applicable Noncompete Period, none of the Seller Parties or the Stockholders will directly or indirectly (through a subsidiary, director, officer, Affiliate, Person or otherwise) anywhere in the world: (i) own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in the Business or assist any other Person who is engaged in the Business; or (ii) solicit orders from or seek or propose to do business with any customer or supplier of the Business for purposes of engaging in the Business; provided, however, that a Stockholder may purchase or otherwise acquire up to (but not more than) [*****] of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. For purposes of this Agreement, the “Applicable Noncompete Period” with respect to a Stockholder means a period of: [*****].
(e)    For [*****] following the Closing Date, none of the Seller Parties or the Stockholders shall directly or indirectly (through a subsidiary, director, officer, Affiliate, Person or otherwise) (i) induce or attempt to induce any employee of a Purchaser Party or of any of their Affiliates to leave the employ of such Purchaser Party, hire, or in any way interfere with the relationship between a Purchaser Party or of any of their Affiliates and any employee thereof or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of a Purchaser Party or of any of their Affiliates to cease doing business with such Purchaser Party or Affiliate or the Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Business.
(f)    The Seller Parties and the Stockholders acknowledge that any breach of any provision of this Section 6.02 will result in irremediable and/or incalculable damage to the Purchaser Parties. It is therefore agreed that the Purchaser Parties shall be entitled to obtain injunctive relief to cause the Seller Parties and the Stockholders to specifically perform their obligations under this Section 6.02 (without the necessity of posting a bond or proving actual damages), and that any such breach or threatened breach may be brought in a court of equity, in addition to whatever other remedies may be available at law or otherwise.
(g)    Prior to any public disclosure of this Agreement or any of the Ancillary Documents by Innophos Holdings, Inc. under securities laws, the Purchaser Parties shall reasonably consult with Seller Parties with respect to such proposed disclosure and shall use commercially reasonable efforts to comply with the reasonable requests of the Seller Parties regarding the proposed disclosure and any confidential treatment requests, subject to the requirements of applicable Law.
Section 6.03    Release by Stockholders. To the fullest extent permitted by Law, each Stockholder hereby waives and releases, on behalf of himself, his Affiliates, heirs, administrators, personal representatives and assigns (collectively, the “Releasors”), all rights, claims, debts, actions or causes of action, known or unknown, including under any Law against discrimination, and any claims arising out of tort, contract, or common law, existing on or prior to the Closing Date that the Releasors, collectively or individually, have or might have against each Purchaser Party, or their successors or assigns (collectively, the “Releasees”) for any and all claims arising from, out of, or relating to each of the Releasors’ relationship with any of the Seller Parties as stockholder, director, officer, manager, employee, or agent; provided, however, that no Releasor waives or releases any of his or its rights under this Agreement or any Ancillary Agreement, or under any Assumed Liability; provided that nothing in this Section 6.03 may be construed as a release of any right that any Releasor has under this Agreement or any of the other Ancillary Agreements. It is the clear and unequivocal intention of each of the Releasors in executing this Agreement that it shall be effective as a full and final accord and satisfaction, release, and discharge of each and every claim specifically or generally referred to in the preceding sentence. Each Releasor understands and agrees that he is expressly waiving all claims against the Releasees, including those claims that it may not know or suspect to exist, which if known may have materially affected his decision to provide this release, and such Releasor expressly waives any rights under applicable

Law that provide to the contrary. Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or claims against or otherwise seeking recovery from any Releasee based upon any matter purported to be so released pursuant to this Section 6.03.
Section 6.04    Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
Section 6.05    Covenant With Respect to Paterson Properties. The Purchaser Parties, the Company and the Subsidiary shall perform, and the Stockholders shall cause the landlords under the Paterson Leases to perform, their respective covenants under ARTICLE XXV of the Paterson Leases.
Section 6.06    Name Change. Promptly following the Closing, each of the Company and the Subsidiary shall file such documents with the applicable Governmental Entities and take such actions as are reasonably required to change its respective corporate or limited liability company name, as the case may be, to a name that does not include the words “Triarco” or “Reed”. From and after the Closing, none of the Seller Parties or the Stockholders shall use any trademark, service mark, trade name, logo or brand that contains or is similar to the words “Triarco” or “Reed”, nor any trademark, service mark, trade name, logo or brand that is included among, or is similar to any trademark, service mark, trade name, logo or brand included among, the Acquired Assets.
Section 6.07    Acknowledgement of IP Assignment. Each of the Stockholders acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which (i) relate to the Business and which (ii) were conceived, developed or made by the undersigned (whether individually or jointly with others) while employed by the Company, the Subsidiary or their respective affiliates or their predecessors in interest (collectively, “Work Product”), shall belong to the Purchaser as a result of the closing of the transactions contemplated by this Agreement. Each of the Stockholders shall, at the expense of the Purchaser, perform all actions reasonably requested by the Purchaser (whether during or after any period of employment or engagement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
Section 6.08    Conduct of Business by Seller Following Closing; Capitalization of Seller. Seller shall not conduct business activities following the Closing except as required under this Agreement and except for wind-up activities to the extent permitted under this Agreement. During calendar 2013, Seller shall maintain at least [*****] in cash or cash equivalents, and shall not declare or pay dividends nor make payments that would result in Seller holding less than [*****] in cash or cash equivalents except for payments pursuant to Seller’s indemnification obligations under this Agreement or payments with respect to Excluded Liabilities that arose with respect to or relate to the period preceding the Closing. During calendar 2014, Seller shall maintain at least

[*****] in cash or cash equivalents, and shall not declare or pay dividends nor make payments that would result in Seller holding less than [*****] in cash or cash equivalents except for payments pursuant to Seller’s indemnification obligations under this Agreement or payments with respect to Excluded Liabilities that arose with respect to or relate to the period preceding the Closing. During calendar 2015, Seller shall maintain at least [*****] in cash or cash equivalents, and shall not declare or pay dividends nor make payments that would result in Seller holding less than [*****] in cash or cash equivalents except for payments pursuant to Seller’s indemnification obligations under this Agreement or payments with respect to Excluded Liabilities that arose with respect to or relate to the period preceding the Closing.
ARTICLE VII

EMPLOYEE MATTERS
Section 7.01    Employment Transition. (h)  Purchaser intends, at the Closing, to offer employment to the employees of the Company identified on Section 7.01(a) of the Disclosure Schedule at such compensation and on such terms, including employee benefits, as Purchaser determines in its sole discretion, for work at a location that is no farther than [*****] miles from the city in which such employee is employed immediately prior to the Closing Date. Each such Company employee who is offered and accepts employment with Purchaser will be referred to herein as a “Transferred Employee”. Each Company employee who does not accept employment with Purchaser (whether or not such employment was offered to such Company employee) will be referred to herein as a “Non-Hired Employee”. Each of such employees of Company to whom Purchaser will offer employment shall cease to be employed by the Company effective as of the close of business on the Closing Date.
(i)    As a condition precedent to offering employment to such employees of the Company, Purchaser shall deliver to such employee an offer letter in the form attached hereto as Exhibit F (the “Offer Letter”), and obtain from such employee a countersigned copy of such Offer Letter, pursuant to which, among other things, the employee will acknowledge and agree that the Seller Parties shall not be required to pay any amount to that employee, from and after the time that the employee becomes a Transferred Employee, in respect of accrued but unused and unpaid vacation time, sick time and paid time off which the employee in question accrued prior to the Closing.
(j)    Purchaser intends to offer to each Transferred Employee: (A) credit for such Transferred Employee’s services with the Company under the Purchaser’s employee benefit plans for purposes of eligibility and vesting; provided, however that in no event shall such credit result in the duplication of benefits or the funding thereof, and (B) credit for such Transferred Employee’s accrued but unused and unpaid vacation time, sick time and paid time off, as set forth on Section 3.18(c) of the Disclosure Schedule, under the Purchaser’s employee benefit plans.
(k)    Nothing herein is intended to nor shall it operate to (i) restrict Purchaser’s right to add to, change, modify, alter or discontinue terms and conditions of employment to the Company employees who accept any offer of employment by Purchaser, or (ii) convey anything other than at-will employment status to the Company employees who accept any offer of employment by Purchaser.
(l)    Notwithstanding anything to the contrary in this Agreement, no Purchaser Party shall assume any Liability or obligation related to any Non-Hired Employee.
(m)    The provisions of this ARTICLE VII are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.
Section 7.02    2012 Profit Sharing Contributions. In connection with the Closing, the Company shall contribute, or cause to be contributed, the 2012 Profit Sharing Contributions to the Triarco Industries, Inc. Employees’ Profit Sharing Plan, with respect to the full 2012 calendar year.
Section 7.03    [Intentionally Omitted].
Section 7.04    Avoidance of Double-Withholding Taxes. With respect to employment Tax matters, (i) the Purchaser Parties shall assume all of the Seller Parties’ obligations to prepare, file and furnish IRS Form W-2s with respect to the Transferred Employees for the taxable year that includes the Closing Date; (ii) the Seller Parties and the Purchaser Parties shall elect the “predecessor-successor” basis with respect to each Transferred Employee pursuant to the alternative procedure prescribed by Section 5 of Revenue Procedure 2004-53, 2004-2 C.B. 320; and (iii) the Seller Parties and the Purchaser Parties shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all Transferred Employees in all appropriate jurisdictions.
Section 7.05    Continuation Coverage. The Seller Parties shall provide and continue to provide all continuation coverage under its, or its Affiliates’, group health plans required by ERISA, the Code and applicable Law for (i) the Seller Parties’ employees who terminate employment with the Seller Parties before the Closing and (ii) the Seller Parties’ employees who terminate employment with the Seller Parties as of Closing and whom the Purchaser Parties do not immediately employ; provided, however, that if Seller Parties or Affiliates do not continue to maintain a group health plan after Closing, and any Purchaser Party is required by ERISA, the Code or applicable Law to provide continuation coverage under its group health plans to any of such Seller Parties’ employees, the Seller Parties and the Stockholders shall jointly and severally indemnify the Purchaser Parties for any costs, claims or liabilities incurred by any Purchaser Party in connection with its providing such coverage.
Section 7.06    WARN Act. The Seller Parties agree to cooperate with the Purchaser Parties and provide the Purchaser Parties with any information relevant to any obligation of the Purchaser Parties to provide notice under the WARN Act or similar local laws subsequent to Closing. The Purchaser Parties represent and warrant that as of the Closing Date they are neither planning nor contemplating, and have neither made nor taken, any decisions or actions concerning the employees of the Company after the Closing that would require the service of notice under the WARN Act or similar local laws. The Purchaser Parties agree to provide any required notice under the WARN Act, and any similar statute, with respect to events relating to Transferred Employees or Non-Hired Employees on account of actions taken by the Purchaser Parties after the Closing. The Purchaser Parties will be responsible for, and will indemnify and hold harmless the Seller Parties with respect to, compliance with the WARN Act and all liabilities and obligations related thereto with respect to events relating to Transferred Employees or Non-Hired Employees on account of actions taken by the Purchaser Parties after the Closing.
Section 7.07    Transfer of Health and Welfare Plans. In connection with the Closing, the Company shall use commercially reasonable efforts to cause to be assigned to the Purchaser the Triarco Industries, Inc. CIGNA Open Access Plus Medical Benefits Policy and Health Reimbursement Arrangement and the MetLife Group Dental Insurance Policy and all assets related thereto. Except as provided in Section 7.05, the Purchaser shall assume, pay and perform all liabilities and obligations of Seller arising after the Closing under the Triarco Industries, Inc. CIGNA Open Access Plus Medical Benefits Policy and Health Reimbursement Arrangement and the MetLife Group Dental Insurance Policy (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof). Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall not assume, pay or perform any liability or obligation of Seller for any amounts due or that may be claimed or become due relating to former employees.
Section 7.08    401(k) Plan. As promptly as practicable following the Closing Date, the Purchaser shall permit any Transferred Employee (and their beneficiaries) who are participants in the Triarco Industries, Inc. Employees’ Profit Sharing Plan (a “Participant”) to roll over (whether by direct or indirect rollover, as selected by such Participant) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) from the Triarco Industries, Inc. Employees’ Profit Sharing Plan to Purchaser’s profit sharing plan (or equivalent plan, which may be a 401(k) plan) covering the Transferred Employees. Effective as of the Closing Date, the Seller Parties shall cause the accounts of all Transferred Employees under the Triarco Industries, Inc. Employees’ Profit Sharing Plan to become fully vested.
ARTICLE VIII

TAX MATTERS
Section 8.01    Conveyance Taxes. The Purchaser Parties shall indemnify the Seller Parties against any Conveyance Taxes. Except as otherwise required by applicable Tax Law, the Purchaser shall (i) prepare and timely file all Tax Returns with respect to Conveyance Taxes, and (ii) provide a copy of each such Tax Return (and of a receipt showing payment of the applicable Conveyance Taxes) to the Company within ten (10) days after the applicable filing. If the Company is required under applicable Tax Law to file any Tax Return with respect to Conveyance Taxes, the Company shall deliver a copy of such Tax Return to the Purchaser at least twenty (20) days prior to the due date for filing such Tax Return (taking into account any available extensions), and shall reflect thereon any reasonable comments submitted by the Purchaser Parties in writing at least five (5) days before the applicable due date for filing such Tax Return. With respect to any Tax Return relating to Conveyance Taxes required to be filed by the Company, (i) the Purchaser Parties shall pay to the Company, not later than three (3) days prior to the due date for payment of such Conveyance Taxes, an amount equal to the Conveyance Taxes shown on the applicable Tax Return to be due and payable, and (ii) the Company shall file the applicable Tax Return, pay the applicable Conveyance Taxes and provide a copy of such filing (and of a receipt showing payment of the applicable Conveyance Taxes) to the Company within ten (10) days after the applicable filing. The parties shall reasonably cooperate to obtain any exemptions, exclusions or available refunds with respect to Conveyance Taxes.
Section 8.02    Allocation of Straddle Period Taxes. With respect to any Straddle Period, to the extent permitted by applicable Tax Law, the parties and their respective Affiliates shall elect to treat the Closing Date as the last day of the taxable period. In any case where no such election is available, the Taxes of the Company or the Subsidiary, as the case may be, shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of any real, personal and intangible property Taxes (“Property Taxes”), Taxes attributable to the Pre-Closing Tax Period shall equal the Property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes attributable to the Pre-Closing Tax Period shall be computed as if the entire Straddle Period ended as of the close of business on the Closing Date (and shall be based on the actual activities or attributes of the Company or the Subsidiary, as applicable, for such partial period as determined from the applicable entity’s books and records).
Section 8.03    Straddle Period Tax Filings. The Purchaser shall prepare and timely file any Tax Return required to be filed with respect to the Acquired Assets for a Straddle Period. In connection therewith, the Purchaser shall provide the Company with a draft of any such Tax Return for a Straddle Period at least thirty (30) days before such Tax Return is required to be filed under applicable Tax Law (taking into account any available extensions), and shall reflect on such Tax Return any reasonable comments submitted by the Company in writing at least five (5) days before the applicable due date for filing such Tax Return. After any Tax Return is completed in accordance with this Section 8.03, the liability of the Seller Parties and the Stockholders for their allocable share of Taxes owing with respect to the applicable Straddle Period, as determined pursuant to Section 8.02, shall be satisfied in the manner provided in Section 9.07.
Section 8.04    Allocation of Purchase Price. The Purchase Price and any Assumed Liabilities (plus any other relevant items) shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder, any other applicable Tax Laws and Exhibit G (collectively, the “Allocation Rules”). Houlihan Lokey, on behalf of the Purchaser Parties and at their sole expense, shall complete a draft schedule allocating the Purchase Price and any Assumed Liabilities (plus other relevant items) among the Acquired Assets in accordance with the Allocation Rules (the “Allocation Schedule”), and the Purchaser Parties shall provide a copy of such Allocation Schedule to the Company within sixty (60) days after the Closing Date. Unless the Company notifies the Purchaser Parent in writing within thirty (30) days after receipt of the draft Allocation Schedule that the Company disputes the amount allocated to any Acquired Asset(s), the Seller Parties and the Stockholders shall be deemed to have agreed to the Allocation Schedule as drafted by the Purchaser Parent. If the Company disputes any portion of the Allocation Schedule in accordance with the preceding sentence, the parties shall attempt to resolve all disputed issues in good faith. If the parties do not resolve all disputed issues within twenty (20) days following the date that the Purchaser Parent received the Company’s written notice of disputed issues, the parties shall submit all remaining disputed issues with respect to the Allocation Schedule on the next Business Day to the Independent Accounting Firm whose review shall be limited to whether each disputed allocation has been prepared in accordance with the Allocation Rules and whose determination shall be final and binding on all parties. The fees, costs and expenses of the Independent Accounting Firm incurred in connection therewith shall be shared equally by the Purchaser Parties, on the one hand, and the Seller Parties and the Stockholders, on the other hand. The parties shall exchange completed and executed forms with respect to such Allocation Schedule (including IRS Form 8594) at least 30 days prior to the due date for filing such forms and shall cooperate in the timely filing of such forms (including IRS Form 8594) under applicable Tax Law and any amendments thereto, including on account of any adjustment to the Purchase Price under Section 2.12. Each of the Seller Parties, the Stockholders and the Purchaser Parties shall report all Taxes and file all Tax Returns consistent with the Allocation Schedule as finally determined under this Section 8.04, and shall take no position inconsistent therewith, unless, and then only to the extent, otherwise required by a determination as defined in Section 1313(a) of the Code (or, with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations).
Section 8.05    Cooperation and Exchange of Information. The Seller Parties, on the one hand, and the Purchaser Parties, on the other hand, shall reasonably cooperate and provide the other with such information, records and other assistance, and make such of its officers, directors, employees and agents available, as may reasonably be requested by the other party in connection with any Tax matter under this Agreement, including the preparation of any Tax Return and the conduct of any Tax audit or other Tax proceeding.
Section 8.06    Miscellaneous. (p)  For income Tax purposes, the parties agree to treat all indemnity payments made under this Agreement as an adjustment to the Purchase Price.
(q)    Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this ARTICLE VIII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
ARTICLE IX

INDEMNIFICATION
Section 9.01    Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of [*****] after the Closing; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved. Notwithstanding the foregoing, (i) the representations and warranties in [*****] (collectively, the “Fundamental Warranties”), and the indemnification obligations with respect thereto, will survive indefinitely; (ii) the representations and warranties in [*****], and the indemnification obligations with respect thereto, will survive until the expiration of the applicable statute of limitations period, and (iii) the representations and warranties in [*****] and the indemnification obligations with respect thereto, will survive for [*****] after the Closing. The foregoing limitations shall not apply to the indemnification obligations of the parties related to or involving fraud or intentional misrepresentation. All covenants and agreements contained herein shall remain in full force and effect for a period of [*****] following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of [*****] following the date by which such covenant or agreement is required to be performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.
Section 9.02    Indemnification by the Seller Parties and Stockholders. The Purchaser Parties, their Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller Parties and the Stockholders, jointly and severally, for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) (hereinafter, a “Loss”) suffered or incurred by them and arising out of or resulting from: (i) the breach of any representation or warranty made by any of the Seller Parties or the Stockholders contained in this Agreement, (ii) the breach of any covenant or agreement by any of the Seller Parties or the Stockholders contained in this Agreement, (iii) any of the Excluded Assets, (iv) any of the Excluded Liabilities, (v) the matters identified on Section 9.02(v) of the Disclosure Schedule or (vi) any Losses arising out of the successful enforcement of this Section 9.02.
Section 9.03    Indemnification by the Purchaser Parties. The Seller Parties, their Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser Parties, jointly and severally, for and against any and all Losses suffered or incurred by them and arising out of or resulting from: (i) the breach of any representation or warranty made by any of the Purchaser Parties contained in this Agreement; (ii) the breach of any covenant or agreement by any of the Purchaser Parties contained in this Agreement; (iii) any of the Assumed Liabilities, or (iv) any Losses arising out of the successful enforcement of this Section 9.03.
Section 9.04    Limits on Indemnification. (f)  No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
(g)    Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(i) or Section 9.03(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds [*****] (the “Basket”), after which the Indemnifying Party shall be liable only for those Losses in excess of [*****]; provided that, the Basket will not apply to indemnification claims for breaches of the Fundamental Warranties or of [*****]; (ii) no Losses claimed under Section 9.02(i) or Section 9.03(i) shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in Section 9.04(b)(i) other than Losses in excess of [*****] resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances, provided that the limitation set forth in this clause (ii) will not apply to indemnification claims for breaches of the Fundamental Warranties; (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(i) or Section 9.03(i) shall be [*****] (the “Cap”), provided that the Cap will not apply to indemnification claims for breach of the Fundamental Warranties or of [*****], or Section 9.02(ii), Section 9.02(iii), Section 9.02(iv), Section 9.02(v), Section 9.03(ii), Section 9.03(iii) or Section 9.03(iv); and (iv) neither party hereto shall have any liability hereunder for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of any representation or warranty contained in this Agreement (except to the extent included in a Third Party Claim); provided, however, that none of the foregoing limitations shall apply in the case of fraud or intentional misrepresentation.
(h)    For all purposes of this ARTICLE IX, “Losses” shall be net of (i) any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (less any costs and expenses of the Indemnified Party or its Affiliates incurred in obtaining, or as a result of obtaining, any such recovery) and (ii) any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses.
Section 9.05    Notice of Loss; Third Party Claims. (r)  An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within [*****] of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from any of its obligations under this ARTICLE IX, except and only to the extent that the Indemnifying Party was actually prejudiced by the failure to provide such notice.
(s)    If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for indemnity or Loss under this ARTICLE IX, within [*****] of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from any of its obligations under this ARTICLE IX except and only to the extent that the Indemnifying Party was actually prejudiced by the failure to provide such notice. If the Indemnifying Parties shall acknowledge in a writing delivered to the Indemnified Party that the Indemnifying Parties shall be obligated under the terms of their indemnification obligations hereunder in connection with all or any portion of such Third Party Claim within [*****] of the receipt of such notice from the Indemnified Party, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at the Indemnifying Party’s expense and through counsel reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume (or continue to assume) the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgement, if (i) the Indemnified Party shall have one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Parties, (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or seeks any remedy other than the payment of money damages, (iii) the Third Party Claim arises from allegations which, if true, would constitute a breach of the representations set forth in Section 3.14(c) of this Agreement, (iv) the Indemnified Party and Indemnifying Party are both named parties to the applicable proceedings and the Indemnified Party shall have reasonably concluded based on the advice of counsel that representation of both parties by the same counsel, or the conduct of such defense by the Indemnifying Party, would be inappropriate due to actual or potential differing interests between them, or (v) it is reasonably likely that the Losses arising from such Third Party Claim (if determined in any manner) will exceed the amount such Indemnified Party will be entitled to recover as a result of the limitations set forth in this ARTICLE IX. No acknowledgement by an Indemnifying Party of its obligation to indemnify any Indemnified Party shall be construed as an admission of liability with respect to the Person making the relevant Third Party Claim. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. The Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if (i) pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against the Indemnified Party, (ii) pursuant to or as a result of such settlement, criminal allegations may be brought against the Indemnified Party in connection with such Third Party Claim, (iii) such settlement contains an admission of wrongdoing or liability on behalf of any Indemnified Party, (iv) such settlement includes a finding or admission that would have an adverse effect on other claims made or threatened against any Parent Indemnified Party, (v) such settlement does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding, or (vi) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. In such an event, the Indemnified Party will not settle the subject claim at the expense of the Indemnifying Parties without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
Section 9.06    Indemnification Procedures for Non-Third Party Claims. If an Indemnified Party asserts a claim for indemnification under this Agreement on account of a Loss which does not result from a Third Party Claim (such a claim, a “Direct Claim”), the Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of the Direct Claim and in otherwise resolving such matter. Such assistance shall include (i) providing reasonable access to and copies of information, records and documents relating to such matters so long as the Indemnifying Party complies with the Confidentiality Requirements with respect to such information, records and documents; provided, that, for the avoidance of doubt, the Confidentiality Requirements shall not restrict or impair the ability of the Indemnifying Party to disclose information as reasonably required in connection with determining or contesting the validity of the Direct Claim and in otherwise resolving such matter, (ii) reasonably furnishing employees to assist in the investigation, defense and resolution of such matters and (iii) providing reasonable business assistance with respect to such matters.
Section 9.07    Payment. (a)  Any payment that that Seller Parties are obligated to make to any Purchaser Indemnified Parties pursuant to this ARTICLE IX shall be paid: (1) first, to the extent there are sufficient funds in the Indemnification Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnification Escrow Account in accordance with the terms of the Indemnification Escrow Agreement; and (2) to the extent that after the application of the preceding clause (1) there remains any further amount that is required to be made to any Purchaser Indemnified Parties pursuant to this ARTICLE IX, the Stockholders shall be required to pay to the Purchaser Indemnified Parties a pro rata portion (based on their proportionate beneficial ownership of the capital stock of the Company immediately prior to the Closing) of such amount by wire transfer of immediately available funds within thirty (30) Business Days after the final determination of the amount of Losses thereof; provided that for the purposes of this clause (2), a Stockholder who is a party to an Incentive Compensation Agreement that remains in force at the relevant time may, at the option of the Purchaser Indemnified Parties, pay some or all of his respective share of an amount due under this clause (2) by means of an offset against any amounts otherwise due to that Stockholder under that Stockholder’s Incentive Compensation Agreement. Any payment that the Purchaser Parties are obligated to make to any Seller Indemnified Parties pursuant to this

ARTICLE IX shall be paid by wire transfer of immediately available funds within thirty (30) Business Days after the final determination of the amount of Losses thereof.
(b)    To the extent that (A) any funds in excess of [*****] are retained in the Indemnification Escrow Account during the period beginning [*****] following the Closing Date and [*****] following the Closing Date and until such funds are released or (B) any funds are retained in the Indemnification Escrow Account during the period beginning [*****] following the Closing Date and until such funds are released (such applicable period with respect to such funds, the “Tail Period”), the Company shall have the right, subject to the Purchaser’s approval which shall not be unreasonably withheld, denied, conditioned or delayed, to direct the investment of such funds described in clause (A) or (B) as are so retained in the Indemnification Escrow Account during the Tail Period; provided, that, if the market value of the amounts held in the Indemnification Escrow Amount at any time during the Tail Period shall decrease by more than [*****], then all remaining amounts shall be invested in a JPMorgan Money Market Deposit Account, or a successor or similar investment offered by the Escrow Agent, and the Company shall no longer have the right to direct the investment of such funds. The Seller Parties and the Purchaser Parties agree that an investment of the funds retained in the Indemnification Escrow Account during the Tail Period by the Company and described in clause (A) or (B) shall be deemed “reasonable” for purposes of this Section 9.07(b) if such investment is in the equity securities of a publicly traded companies with [*****]. Purchaser agrees to deliver written instructions to the Escrow Agent consistent with the requirements of this section. Purchaser, and not any Seller Party, shall be responsible for all fees and costs of the Escrow Agent that relate to the period beginning [*****] following the Closing Date.
Section 9.08    Additional Indemnification Terms. For purposes of determining the Loss resulting from or in connection with a breach requiring the Seller Parties and the Stockholders to indemnify the Purchaser Indemnified Parties or the Purchaser Parties to indemnify the Seller Indemnified Parties pursuant to this ARTICLE IX, (i) each representation, warranty, covenant and agreement made by any Seller Party, Stockholder or Purchaser Party, as the case may be, in this Agreement, is made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect) and (ii) without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation, warranty, covenant or agreement, other than, in each case, those such qualifications or limitations contained in Section 3.04(b) and Section 3.05, which shall not be so disregarded or deemed deleted.
Section 9.09    Remedies. The Purchaser Parties, the Seller Parties and the Stockholders acknowledge and agree that, (i) following the Closing, except as otherwise provided in Section 6.02 and Section 10.14 hereof, or in the event of fraud or intentional misrepresentation, the indemnification provisions of Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Purchaser Parties, the Seller Parties and the Stockholders for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser Parties or the Seller Parties, after the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses. For purposes of mitigating any Losses in connection with an indemnification claim relating to Section 3.14(c), the Purchaser Parties agree to use commercially reasonable efforts to rework any products that are returned or refused so that such products may be returned to inventory and re-sold after rework. For purposes of determining whether a breach has occurred with respect to the representations or warranties set forth in Section 3.14(c), the Purchaser Parties shall, to the extent commercially reasonable, use an independent third party to perform testing to confirm whether any product is in conformity with applicable specifications and the costs of such independent third party shall be borne solely by the Purchaser Parties unless such product is not in conformity with applicable specifications, in which case such costs shall be borne by the Seller Parties.
ARTICLE X

GENERAL PROVISIONS
Section 10.01    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(l)	if to any Seller Party or Stockholder: Triarco Industries, Inc. 400 Hamburg Turnpike Wayne, NJ 07470 Telecopy: (973) 942-5429 Attention: Rodger R. Rohde, Sr. Rodger R. Rohde, Jr. Christopher J. Rohde
with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281

Telecopy: (212) 504-6666
Attention: Louis J. Bevilacqua

(m)	if to any Purchaser Party: Innophos, Inc. 259 Prospect Plains Road P.O. Box 8000 Cranbury, NJ 08512 Telecopy: (928) 832-3116 Attention: General Counsel
with a copy to:

SAUL EWING LLP
1500 Market Street, Suite 3800
Philadelphia, PA 19102
Telecopy: (215) 972-4151
Attention: Dennis J. Brennan
Section 10.03    Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
Section 10.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 10.05    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Purchaser Parties, the Seller Parties and the Stockholders with respect to the subject matter hereof and thereof.
Section 10.06    Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Purchaser Parties and the Seller Parties (which consent may be granted or withheld in the sole discretion of the Purchaser Party and the

Seller Parties), as the case may be; provided, however, that any Purchaser Party may transfer any of its rights hereunder to any of its Affiliates that is directly or indirectly wholly-owned by Innophos Holdings, Inc. and any Seller Party may transfer any of its rights hereunder to any of its Affiliates; provided, further, that such Purchaser Party or Seller Party, as the case may be, will remain liable for all of its obligations hereunder.
Section 10.07    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Purchaser Parties and the Seller Parties or (b) by a waiver in accordance with Section 10.08.
Section 10.08    Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 10.09    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of ARTICLE IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 10.10    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
Section 10.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
Section 10.12    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.
Section 10.13    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or via electronic mail of a .pdf or similar file format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 10.14    Specific Performance. Each party hereto acknowledges that the other parties hereto will be irreparably harmed and that there may not be an adequate remedy at Law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement (without the need to post a bond) in addition to any other remedy to which it may be entitled, at Law or in equity.
[Execution page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
COMPANY:
TRIARCO INDUSTRIES, INC.

By:	/s/ Rodger R. Rohde, Sr. Name: Rodger R. Rohde, Sr. Title:
SUBSIDIARY:
REED COMPANY, L.L.C.

By:	/s/ Rodger R. Rohde, Sr. Name: Rodger R. Rohde, Sr. Title:
STOCKHOLDERS:
RODGER R. ROHDE, SR.
/s/ Rodger R. Rohde, Sr.
RODGER R. ROHDE, JR.
/s/ Rodger R. Rohde, Jr.
CHRISTOPHER J. ROHDE

/s/ Christopher J. Rohde
PURCHASER:
INNOPHOS ACQUISITION, LLC

By:	/s/ Neil Salmon Name: Neil Salmon Title: Manager
PURCHASER PARENT:
INNOPHOS, INC.

By:	/s/ Randolph Gress Name: Randolph Gress Title: President and CEO